Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

IDEX Corporation,

Nano Merger Sub, Inc.

and

Microfluidics International Corporation

Dated as of January 10, 2011

i

3.25	Required Vote	39
3.26	Brokers	39
3.27	Related Party Transactions	39
3.28	Suppliers	39
3.29	Customers	40
3.30	FCPA Compliance	40
3.31	Export Control	40
3.32	Product Warranties	41
3.33	Company Expenses	41

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER		41

4.1	Organization and Qualification	41
4.2	Authority	42
4.3	No Conflict	42
4.4	Required Filings and Consents	42
4.5	Litigation	43
4.6	Information in the Proxy Statement	43
4.7	Information in the Offer Documents and the Schedule 14D-9	43
4.8	Ownership of Company Capital Stock	43
4.9	Sufficient Funds	44
4.10	Ownership of the Purchaser; No Prior Activities	44
4.11	Management Arrangements	44
4.12	Brokers	44

ARTICLE 5 COVENANTS		44

5.1	Conduct of Business by the Company Pending the Closing	44
5.2	Cooperation	48
5.3	Access to Information; Confidentiality	48
5.4	No Solicitation of Transactions	49
5.5	Appropriate Action; Consents; Filings	52
5.6	Certain Notices	54
5.7	Public Announcements	54
5.8	Employee Benefit Matters	55
5.9	Indemnification of Directors and Officers	55
5.10	State Takeover Laws	56
5.11	Parent Agreement Concerning Purchaser	57
5.12	Section 16 Matters	57
5.13	Rule 14d-10(d) Matters	57
5.14	Tax Matters	57

ARTICLE 6 CONDITIONS TO CONSUMMATION OF THE MERGER		58

6.1	Conditions to Obligations of Each Party Under This Agreement	58

ii

ARTICLE 7 TERMINATION, AMENDMENT AND WAIVER		58

7.1	Termination	58
7.2	Effect of Termination	60
7.3	Amendment	63
7.4	Waiver	63

ARTICLE 8 GENERAL PROVISIONS		63

8.1	Non-Survival of Representations and Warranties	63
8.2	Fees and Expenses	63
8.3	Notices	63
8.4	Certain Definitions	65
8.5	Terms Defined Elsewhere	72
8.6	Headings	75
8.7	Severability	75
8.8	Entire Agreement	76
8.9	Assignment	76
8.10	Parties in Interest	76
8.11	Mutual Drafting; Interpretation	76
8.12	Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury	76
8.13	Counterparts	77
8.14	Specific Performance	77
8.15	Non-Recourse	77

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation

iii

COMPANY DISCLOSURE SCHEDULES

Schedule 3.1(b)	Jurisdictions; Directors and Officers
Schedule 3.2(b)	Company Options
Schedule 3.2(d)	Restrictions on Transfer
Schedule 3.2(e)	Equity Interests of Company Subsidiary
Schedule 3.5	State Securities Laws
Schedule 3.6(a)	Company Permits
Schedule 3.12(a)	Company Benefit Plans
Schedule 3.12(g)	Change in Control Payments
Schedule 3.13(b)	Severance and Employment Agreements
Schedule 3.13(c)	Effect on Company Benefit Plans; Payments to Executives
Schedule 3.14(a)	Contracts
Schedule 3.17(a)	Intellectual Property
Schedule 3.17(f)	Intellectual Property Funding
Schedule 3.18(a)	Tax Returns
Schedule 3.19	Insurance Policies
Schedule 3.21(b)	Leased Real Property
Schedule 3.28	Significant Suppliers
Schedule 3.29	Significant Customers
Schedule 5.1	Conduct of Company Business

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of January 10, 2011 (this “Agreement”), by and among IDEX Corporation, a Delaware corporation (“Parent”), Nano Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (the “Purchaser”), and Microfluidics International Corporation, a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.4 or as otherwise defined elsewhere in this Agreement unless the context clearly indicates otherwise.

RECITALS

WHEREAS, the respective Boards of Directors of Parent, the Purchaser and the Company have approved this Agreement and the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, pursuant to this Agreement, the Purchaser has agreed to commence a tender offer (the “Offer”) to purchase all of the outstanding shares of common stock, par value $0.01 per share, of the Company (the “Shares”), at a price per Share of $1.35 (such amount or any different amount per Share that may be paid pursuant to the Offer, the “Offer Price”), payable net to the seller in cash, without interest, subject to any withholding of Taxes required by applicable Law;

WHEREAS, following the acceptance for payment of Shares pursuant to the Offer, upon the terms and subject to the conditions set forth in this Agreement, the Purchaser will be merged with and into the Company, with the Company continuing as the Surviving Corporation (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereby each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) will be converted into the right to receive the Offer Price, payable net to the holder in cash, without interest, subject to any withholding of Taxes required by applicable Law;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that the transactions contemplated by this Agreement, including the Offer and the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (iii) recommended that the Company’s stockholders accept the Offer, tender their Shares to the Purchaser in the Offer and, to the extent applicable, adopt this Agreement and approve the Merger (the “Company Board Recommendation”);

WHEREAS, the Boards of Directors of Parent and the Purchaser have, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that the transactions contemplated by this Agreement, including the Offer and the Merger, are fair to and in the best interests of Parent and the Purchaser and their respective stockholders, and (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger;

WHEREAS, as a condition to and inducement to Parent’s and the Purchaser’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, certain stockholders of the Company are entering into tender and support agreements with Parent and the Purchaser (the “Support Agreements”);

WHEREAS, as a condition to and inducement to Parent’s and the Purchaser’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, Global Strategic Partners, LLC, a Delaware limited liability company (“GSP”), is entering into an agreement concerning debenture with Parent and the other parties thereto (the “Agreement Concerning Debenture” and, together with the Support Agreements, the “Related Agreements”);

WHEREAS, as a condition to and inducement to Parent’s and the Purchaser’s willingness to enter into this Agreement, the Company has provided in writing to GSP and Parent its irrevocable consent to (i) the assignment and transfer of the Company Debenture by GSP to Parent pursuant to the Agreement Concerning Debenture and (ii) the cancellation and termination of the Company Warrant and the DWPA (as defined in the Agreement Concerning Debenture), in each case pursuant to the Agreement Concerning Debenture; and

WHEREAS, Parent, the Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE 1
THE OFFER AND THE MERGER

1.1          The Offer.

(a)           Provided that this Agreement shall not have been terminated previously in accordance with Section 7.1, as promptly as practicable after the date hereof, the Purchaser shall (and Parent shall cause the Purchaser to) commence, within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), the Offer to purchase all the outstanding Shares at the Offer Price, subject to: (i) there being validly tendered in the Offer and not properly withdrawn prior to the Expiration Date that number of Shares which, together with the number of Shares (if any) then owned of record by Parent or the Purchaser or with respect to which Parent or the Purchaser otherwise has, directly or indirectly, sole voting power, represents at least a majority of the Shares then outstanding (determined on a Fully Diluted Basis) and no less than a majority of the voting power of the shares of capital stock of the Company then outstanding (determined on a Fully Diluted Basis) and entitled to vote in the election of directors and upon the adoption of this Agreement and approval of the Merger (collectively, the “Minimum

Condition”); and (ii) the satisfaction, or waiver by Parent or the Purchaser, of the other conditions and requirements set forth in Annex I.

(b)           Subject to the satisfaction of the Minimum Condition and the satisfaction, or waiver by Parent or the Purchaser, of the other conditions and requirements set forth in Annex I, the Purchaser shall (and Parent shall cause the Purchaser to) accept for payment and, through a paying agent who shall be reasonably acceptable to the Company, pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer as promptly as practicable after the Purchaser is legally permitted to do so under applicable Law.  The Offer Price payable in respect of each Share validly tendered and not properly withdrawn pursuant to the Offer shall be paid net to the seller in cash, without interest, subject to any withholding of Taxes required by applicable Law in accordance with Section 2.2(e).

(c)           The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that describes the terms and conditions of the Offer in accordance with this Agreement, including the Minimum Condition and the other conditions and requirements set forth in Annex I.  Parent and the Purchaser expressly reserve the right to waive any conditions to the Offer set forth in Annex I and to make any changes in the terms and conditions of the Offer, such as an increase in the Offer Price; provided, however, that unless otherwise contemplated by this Agreement or as previously approved by the Company in writing, the Purchaser shall not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the maximum number of Shares to be purchased in the Offer, (iv) impose conditions to the Offer in addition to those set forth in Annex I, (v) amend or waive the Minimum Condition, (vi) amend any of the other conditions and requirements to the Offer set forth in Annex I in a manner materially adverse to the holders of Shares, or (vii) extend the Expiration Date in a manner other than in accordance with this Agreement; provided, further, however, that in the event the aggregate amount of the Company’s Expenses exceeds or is expected to exceed the Company Expense Cap as of the Expiration Date, the Purchaser may, in its sole discretion, decrease the Offer Price by the Excess Company Expense Per Share Amount and extend the Offer as required by applicable Law or applicable rules, regulations, interpretations or positions of the U.S. Securities and Exchange Commission (the “SEC”) or its staff.

(d)           Unless extended in accordance with the terms of this Agreement, the Offer shall expire at midnight (New York City time) on the date that is twenty (20) Business Days following the commencement of the Offer or, if later, the date that is thirty (30) Business Days following the announcement of the execution and delivery of this Agreement (the “Initial Expiration Date”) or, if the Initial Expiration Date has been extended in accordance with this Agreement, the date on which the Offer has been so extended (the Initial Expiration Date, or such later date to which the Initial Expiration Date has been extended in accordance with this Agreement, the “Expiration Date”).

(e)           As long as the Agreement has not been terminated previously pursuant to Section 7.1, if on or prior to any then scheduled Expiration Date, all of the conditions to the Offer (including the Minimum Condition and the other conditions and requirements set forth in Annex I) have not been satisfied, or waived by Parent or the Purchaser, the Purchaser shall (and Parent shall cause the Purchaser to) extend the Offer for successive periods of up to twenty (20) Business Days each, the length of each such period to be determined by Parent in its sole discretion, in order to permit the satisfaction of such conditions; provided, however, that the Purchaser shall not be required to, but at its election may, extend the Offer (i) if the Minimum Condition is the only condition to the Offer that has not been satisfied, or waived by Parent or the Purchaser, or (ii) on or after March 18, 2011 (the “Outside Date”) if any other condition to the Offer has not been satisfied on or prior to the Outside Date.  In addition, the Purchaser shall extend the Offer for any period or periods required by applicable Law or applicable rules, regulations, interpretations or positions of the SEC or its staff.  If the Offer otherwise has not been extended on or prior to the Initial Expiration Date, the Purchaser shall, and Parent shall cause the Purchaser to, extend the Offer at the request of the Company for one period of not more than ten (10) Business Days so long as no Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the senior management of the Company or the Company Board.  The Purchaser shall, and Parent shall cause the Purchaser to, extend the Offer at the request of the Company one time only for a period of three (3) Business Days (a “Cure Period Extension”) if upon the Expiration Date there shall be a failure of the condition specified in paragraph (b)(iv) of Annex I with respect to which the Company will not have at least three (3) Business Days’ written notice prior to the Expiration Date, so long as (x) no Acquisition Proposal shall have been previously publicly disclosed or otherwise communicated to the senior management of the Company or the Company Board and (y) the breach giving rise to the failure of the condition specified in paragraph (b)(iv) of Annex I is capable of being cured.

(f)            If necessary to obtain sufficient Shares to reach the Short Form Threshold, and the Top-up Option is unavailable or insufficient to permit the Purchaser to reach the Short Form Threshold immediately after the Acceptance Time, the Purchaser may, in its sole discretion, provide for a “subsequent offering period” (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act.  Subject to the terms and conditions of this Agreement and the Offer, the Purchaser shall (and Parent shall cause the Purchaser to) immediately accept for payment, and pay for, all Shares that are validly tendered pursuant to the Offer during such “subsequent offering period.”  The Offer Documents will provide for the possibility of a “subsequent offering period” in a manner consistent with the terms of this Section 1.1(f).

(g)           The Purchaser shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except if this Agreement is terminated pursuant to Article 7.  If this Agreement is terminated pursuant to Article 7, the Purchaser shall (and Parent shall cause the Purchaser to) promptly (and in any event within 72 hours of such termination), irrevocably and unconditionally terminate the Offer.  If the Offer is terminated or withdrawn by the Purchaser, or this Agreement is terminated prior to the purchase of Shares in the Offer, the Purchaser shall promptly return, and shall cause any depositary acting on behalf of the Purchaser to return, in accordance with applicable Law, all tendered Shares to the registered holders thereof.

(h)           As soon as practicable on the date of the commencement of the Offer, Parent and the Purchaser shall file with the SEC, in accordance with Rule 14d-3 under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”). The Schedule TO shall include, as exhibits, the Offer to Purchase, a form of letter of transmittal, a form of summary advertisement and other ancillary documents and instruments, if any, in respect of the Offer

(collectively, together with any amendments and supplements thereto, the “Offer Documents”).  Parent and the Purchaser agree to cause the Offer Documents to be disseminated to holders of Shares, as and to the extent required by the Exchange Act.  Parent and the Purchaser, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Offer Documents, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and Parent and the Purchaser agree to cause the Offer Documents, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act.  The Company and its counsel shall be given a reasonable opportunity to review the Schedule TO and the Offer Documents before they are filed with the SEC, and Parent and the Purchaser shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel.  In addition, Parent and the Purchaser shall provide the Company and its counsel with copies of any written comments, and shall inform them of any oral comments, that Parent, the Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after receipt of such comments, and any written or oral responses thereto.  The Company and its counsel shall be given a reasonable opportunity to review any such written responses and Parent and the Purchaser shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel.

1.2          Company Actions.

(a)           Contemporaneous with the filing of the Schedule TO, the Company shall, in a manner that complies with Rule 14d-9 under the Exchange Act, file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall, subject to the provisions of Section 5.4(d), contain the Company Board Recommendation.  The Company shall also include in the Schedule 14D-9, and represents that it has obtained all necessary consents of the Company Financial Advisor to permit the Company to include in the Schedule 14D-9, in its entirety, the Fairness Opinion, together with a summary thereof in accordance with Item 1015(b) of Regulation M-A under the Exchange Act (regardless of whether such item is applicable).  The Company hereby consents to the inclusion in the Offer Documents of a description of the Company Board Recommendation and the Fairness Opinion. The Company further agrees to cause the Schedule 14D-9 to be disseminated to holders of Shares, as and to the extent required by the Exchange Act.  The Company, on the one hand, and Parent and the Purchaser, on the other hand, agree to promptly correct any information provided by it for use in the Schedule 14D-9, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company agrees to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act.  Parent, the Purchaser and their counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, the Purchaser and their counsel.  In addition, the Company shall provide Parent, the Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments, and any written or oral responses thereto. Parent, the Purchaser and their counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, the Purchaser and their counsel.

(b)                                 Promptly after the date hereof and otherwise from time to time as requested by the Purchaser or its agents, the Company shall furnish or cause to be furnished to the Purchaser mailing labels, security position listings, non-objecting beneficial owner lists and any other listings or computer files containing the names and addresses of the record or beneficial holders of the Shares as of the most recent practicable date, and shall promptly furnish Purchaser with such information (including, but not limited to, updated lists of holders of the Shares and their addresses, mailing labels, security position listings and non-objecting beneficial owner lists) and such other assistance as the Purchaser or its agents may reasonably request in communicating with the record and beneficial holders of Shares.  In addition, in connection with the Offer, the Company shall, and shall use its commercially reasonable efforts to cause any third parties to, cooperate with Parent and the Purchaser to disseminate the Offer Documents to holders of Shares held in or subject to any Company Stock Option Plan or other Company Benefit Plan, and to permit such holders of Shares to tender Shares in the Offer.

1.3                               Directors.

(a)                                 Subject to compliance with applicable Law and this Section 1.3, effective upon the Purchaser’s acceptance for payment of Shares tendered and not properly withdrawn pursuant to the Offer (the “Acceptance Time”), and at all times thereafter, Parent shall be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (giving effect to the directors elected or designated by Parent pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent, the Purchaser or any of their respective affiliates bears to the total number of Shares then outstanding (including, in each case, any outstanding securities of the Company owned by Parent, the Purchaser or any of their respective affiliates that are convertible or exchangeable into or exercisable for Shares on an as-converted basis).  After the Acceptance Time, the Company shall, upon Parent’s request, take all actions as are reasonably necessary or desirable to enable Parent’s designees to be so elected or designated to the Company Board, including but not limited to promptly filling vacancies or newly created directorships on the Company Board, promptly increasing the size of the Company Board (including by amending the Company Bylaws if necessary to increase the size of the Company Board) and/or promptly securing the resignations of such number of its incumbent directors, and shall cause Parent’s designees to be so elected or designated at such time.  After the Acceptance Time, the Company shall also, upon Parent’s request, cause the directors elected or designated by Parent to the Company Board to serve on and constitute the same percentage (rounded up to the next whole number) as is on the Company Board of (i) each committee of the Company Board, (ii) the board of directors of the Company Subsidiary and (iii) each committee of each such board, in each case to the extent permitted by applicable Law.  The provisions of this Section 1.3(a) are in addition to and shall not limit any rights that Parent, the Purchaser or any of their respective affiliates may have as a record holder or beneficial owner of Shares as a matter of applicable Law with respect to the election of directors or otherwise.

(b)                                 The Company’s obligations to appoint Parent’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.  The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3(b), including mailing to stockholders (together with the Schedule 14D-9) any information required by Section 14(f) and Rule 14f-1 to enable Parent’s designees to be elected or designated to the Company Board at the time or times contemplated by this Section 1.3.  Parent shall supply or cause to be supplied to the Company any information with respect to Parent, the Purchaser, their respective officers, directors and affiliates and proposed designees to the Company Board required by Section 14(f) and Rule 14f-1.

(c)                                  After Parent’s designees are elected or designated to, and constitute a majority of, the Company Board pursuant to Section 1.3(a), and prior to the Effective Time, the Company shall use its commercially reasonable efforts to cause the Company Board to maintain at least three directors who are members of the Company Board on the date hereof, each of whom shall be eligible to serve on the Company’s audit committee under the Exchange Act and at least one of whom shall be an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K and the instructions thereto (the “Continuing Directors”); provided, however, that if any Continuing Director is unable to serve due to death, disability or resignation, the Company shall take all necessary action (including creating a committee of the Company Board) so that the remaining Continuing Directors shall be entitled to elect or designate another Person that satisfies the foregoing independence requirements to fill such vacancy, and such Person shall be deemed to be a Continuing Director for purposes of this Agreement.  After Parent’s designees are elected or designated to, and constitute a majority of, the Company Board pursuant to Section 1.3(a), and prior to the Effective Time, in addition to any approvals of the Company Board or the stockholders of the Company as may be required by the Company Certificate, the Company Bylaws or applicable Law, the affirmative vote of a majority of the Continuing Directors shall be required (i) for the Company to terminate this Agreement or amend this Agreement, (ii) for the Company to exercise or waive any of the Company’s rights, benefits or remedies under this Agreement, (iii) except as otherwise contemplated by this Agreement, to amend the Company Certificate or the Company Bylaws or (iv) to take any other action of the Company Board under or in connection with this Agreement in each case, if such termination, amendment, exercise, waiver or other action would reasonably be expected to adversely affect the holders of Shares (other than Parent or the Purchaser); provided, however, that if there shall be no Continuing Directors as a result of such Persons’ deaths, disabilities or resignations, then such actions may be effected by majority vote of the entire Company Board. The Continuing Directors shall have, and Parent shall cause the Continuing Directors to have, the authority to retain such legal counsel (which may include current counsel to the Company) at the expense of the Company (but in no event may such expenses exceed $25,000 in the aggregate), as determined by the Continuing Directors, and the authority to institute any action on behalf of the Company to enforce performance of this Agreement.

1.4                               The Merger.

(a)                                 Upon the terms and subject to the satisfaction or valid waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective

Time, the Purchaser shall be merged with and into the Company.  As a result of the Merger, the separate corporate existence of the Purchaser shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).  The Merger shall have the effects set forth in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and the Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

(b)                                 At the Effective Time, the Company Certificate as in effect immediately prior to the Effective Time shall, by virtue of the Merger, be amended and restated in its entirety to read as set forth on Exhibit A hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.  The bylaws of the Purchaser, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(c)                                  The directors of the Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.  The officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall continue as the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(d)                                 If at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or the Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or the Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.5                               Closing and Effective Time of the Merger.  The closing of the Merger (the “Closing”) will take place at a date and time to be specified by the parties (the “Closing Date”), such date to be no later than the second Business Day after satisfaction or waiver of all of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), at the offices of Latham & Watkins LLP, 233 South Wacker Drive, Suite 5800, Chicago, IL 60606, unless another time, date or place is agreed to in writing by the parties hereto.  On the Closing Date, or on such other date as Parent and the Company may agree to in writing, Parent, the Purchaser and the Company shall cause an appropriate certificate of merger, certificate of ownership and merger or other appropriate documents (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL.  The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such later date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time”.

1.6                               Meeting of Stockholders to Approve the Merger.

(a)                                 If approval of the stockholders of the Company is required under applicable Law to consummate the Merger, as promptly as practicable after the Acceptance Time, the Company shall prepare a proxy statement or information statement for the Special Meeting (together with any amendments and supplements thereto and any other required proxy materials, the “Proxy Statement”) relating to the Merger and this Agreement.  Parent, the Purchaser and their counsel shall be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, the Purchaser and their counsel.  Unless the Company shall have effected a Change of Board Recommendation prior to the Acceptance Time as permitted under Section 5.4(d) or Section 5.4(g), the Company shall include the Company Board Recommendation and the Fairness Opinion, together with a summary thereof in accordance with Item 1015(b) of Regulation M-A under the Exchange Act (regardless of whether such item is applicable), in the Proxy Statement.  The Company, on the one hand, and Parent and the Purchaser, on the other hand, agree to promptly correct any information provided by it for use in the Proxy Statement, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company agrees to cause the Proxy Statement, as so corrected, to be filed with the SEC and, if any such correction is made following the mailing of the Proxy Statement, mailed to holders of Shares, in each case as and to the extent required by the Exchange Act.  The Company shall provide Parent, the Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the Company’s receipt of such comments, and any written or oral responses thereto.  Parent, the Purchaser and their counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, the Purchaser and their counsel.

(b)                                 If approval of the stockholders of the Company is required under applicable Law to consummate the Merger, the Company, acting through the Company Board, shall, in accordance with and subject to the requirements of applicable Law: (i) as promptly as practicable after the Acceptance Time, in consultation with Parent, duly set a record date for, call and give notice of a special meeting of its stockholders (the “Special Meeting”) for the purpose of considering and taking action upon this Agreement (with the record date to be set in consultation with Parent for a date after the Acceptance Time); (ii) as promptly as practicable after the Proxy Statement is prepared, file the Proxy Statement with the SEC, cause the Proxy Statement to be printed and mailed to the stockholders of the Company and convene and hold the Special Meeting; and (iii) unless the Company has effected a Change of Board Recommendation prior to the Acceptance Time as permitted under Section 5.4(d) or Section 5.4(g), use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement, and secure any other approval of stockholders of the Company that is required by applicable Law to effect the Merger.

(c)                                  At the Special Meeting or any postponement or adjournment thereof, Parent shall vote, or cause to be voted, all of the Shares then owned of record by Parent or the Purchaser or with respect to which Parent or the Purchaser otherwise has, directly or indirectly, sole voting power in favor of the adoption of this Agreement and to deliver or provide, in its capacity as a stockholder of the Company, any other approvals that are required by applicable Law to effect the Merger.

1.7                               Merger Without Meeting of Stockholders. Notwithstanding the terms of Section 1.6, if after the Acceptance Time and, if applicable, the expiration of any “subsequent offering period” provided by the Purchaser in accordance with this Agreement and the exercise of the Top-Up Option, Parent and the Purchaser shall then hold of record, in the aggregate, at least 90% of the outstanding shares of each class of capital stock of the Company entitled to vote on the adoption of this Agreement under applicable Law (the “Short Form Threshold”), the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as promptly as practicable after the satisfaction or waiver of all of the conditions to Closing set forth in Article 6 and without a meeting of stockholders of the Company in accordance with Section 253 of the DGCL.

1.8                               Top-Up Option.

(a)                                 The Company hereby irrevocably grants to the Purchaser an option (the “Top-Up Option”), exercisable only upon the terms and subject to the conditions set forth herein, to purchase at a price per share equal to the Offer Price an aggregate number of Shares (the “Top-Up Option Shares”) equal to the lowest number of Shares that, when added to the number of Shares owned by Parent and the Purchaser at the time of such exercise, shall constitute one thousand (1,000) shares more than 90% of the Shares then outstanding (after giving effect to the issuance of the Top-Up Option Shares); provided, however, that the Top-Up Option shall not be exercisable unless, immediately after such exercise and the issuance of Shares pursuant thereto, the Purchaser reasonably believes that the Short Form Threshold would be reached (assuming the issuance of the Top-Up Option Shares); provided, further, that in no event shall the Top-Up Option be exercisable for a number of Shares in excess of the Company’s then total authorized and unissued Shares after giving effect to the termination of the Share reservation pursuant to Section 5.5(f).  Upon Parent’s request, the Company shall cause its transfer agent to certify in writing to Parent the number of Shares issued and outstanding as of immediately prior to the exercise of the Top-Up Option and after giving effect to the issuance of the Top-Up Option Shares.  The Purchaser shall pay the Company the aggregate par value of the

Top-Up Option Shares in cash and the balance of the aggregate price required to be paid for the Top-Up Option Shares by delivery of a non-negotiable and non-transferable promissory note (the “Promissory Note”).  The Promissory Note shall be secured by the Top-Up Option Shares, be due one year from the date the Top-Up Option Shares are issued and bear interest at the rate of 9% per annum and may be prepaid without premium or penalty.

(b)                                 Provided that no applicable Law shall prohibit the exercise of the Top-Up Option or the issuance of the Top-Up Option Shares pursuant thereto, or otherwise make such exercise or issuance illegal, the Purchaser may exercise the Top-Up Option on one or more occasions, in whole or in part, after the Acceptance Time and prior to the earlier to occur of (i) the Effective Time and (ii) the valid termination of this Agreement.

(c)                                  Each time that the Purchaser wishes to exercise the Top-Up Option, the Purchaser shall send to the Company a written notice (a “Top-Up Exercise Notice”) specifying the denominations of the certificate or certificates evidencing the Top-Up Option Shares that the Purchaser wishes to receive, and the place, time and date for the closing of the purchase and sale pursuant to the Top-Up Option (the “Top-Up Closing”).  The Company shall, promptly after receipt of the Top-Up Exercise Notice, deliver a written notice to the Purchaser confirming the number of Top-Up Option Shares and the aggregate purchase price therefor (the “Top-Up Notice Receipt”).  At the Top-Up Closing, the Purchaser shall deliver to the Company the consideration required to be delivered in exchange for the Top-Up Option Shares in an aggregate amount equal to the purchase price specified in the Top-Up Notice Receipt, and the Company shall cause to be issued and delivered to the Purchaser a certificate or certificates representing the Top-Up Option Shares. Such certificates may include any legends that are required by applicable Law. Parent and the Purchaser acknowledge that the Top-Up Option Shares which Parent or the Purchaser may acquire upon exercise of the Top-Up Option shall not be registered under the Securities Act, and shall be issued in reliance upon an exemption for transactions not involving a public offering.  Parent and the Purchaser agree that the Top-Up Option, and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option, if any, are being and shall be acquired by the Purchaser for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

ARTICLE 2
CONVERSION OF SECURITIES IN THE MERGER

2.1                               Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Purchaser, the Company or the holders of any of the following securities:

(a)                                 Conversion of Company Common Stock.  Each Share issued and outstanding immediately prior to the Effective Time, other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares, shall be converted into the right to receive the Offer Price (the “Merger Consideration”), payable net to the holder in cash, without interest, subject to any withholding of Taxes required by applicable Law in accordance with Section 2.2(e), upon surrender of the certificate formerly representing such Shares in accordance with Section 2.2.

(b)                                 Cancellation of Treasury Stock and Parent-Owned Stock.  All Shares that are held in the treasury of the Company or owned of record by the Company Subsidiary, and all Shares owned of record by Parent, the Purchaser or any of their respective wholly-owned Subsidiaries shall be cancelled and shall cease to exist, with no payment being made with respect thereto.

(c)                                  Purchaser Common Stock.  Each share of common stock, par value $0.01 per share, of the Purchaser (the “Purchaser Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly and validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d)                                 Adjustments.  Without limiting the other provisions of this Agreement and other than as contemplated by this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Company Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Offer Price and Merger Consideration shall be equitably adjusted to reflect such change.

2.2                               Payment for Securities; Surrender of Certificates.

(a)                                 Paying Agent.  At or prior to the Effective Time, Parent shall designate a reputable bank or trust company, reasonably acceptable to the Company, to act as the paying agent for purposes of effecting the payment of the Merger Consideration in connection with the Merger (the “Paying Agent”).  At or promptly after the Effective Time, Parent or the Purchaser shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration to which holders of Shares shall be entitled at the Effective Time pursuant to this Agreement.  Such funds shall be invested by the Paying Agent as directed by Parent, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Shares. Earnings from such investments shall be the sole and exclusive property of Parent, and no part of such earnings shall accrue to the benefit of holders of Shares.

(b)                                 Procedures for Surrender.  As promptly as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that formerly represented Shares (the “Certificates”), which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall otherwise be in such form and have such other provisions as Parent or the Paying Agent may reasonably specify, and (ii) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration.  Upon surrender of Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, the holder of such Certificates shall be entitled to receive the Merger Consideration for each Share formerly represented by such Certificates.  Any Certificates so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid.  Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, without interest thereon.

(c)                                  Transfer Books; No Further Ownership Rights in Shares.  At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company.  From and after the Effective Time, the holders of Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d)                                 Termination of Fund; Abandoned Property; No Liability.  At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates and compliance with the procedures in Section 2.2(b), without interest and subject to any withholding of Taxes required by applicable Law in accordance with Section 2.2(e). If, prior to six years after the Effective Time (or otherwise immediately prior to such time on which any payment in respect hereof would escheat to or become the property of any Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws), any holder of Certificates has not complied with the procedures in Section 2.2(b) to receive payment of the Merger Consideration to which such holder would otherwise be entitled, the payment in respect of such Certificates, to the extent permitted by applicable Law, shall become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.  Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)                                  Withholding Rights.  Parent, the Purchaser, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the relevant Offer Price, Merger Consideration and other amounts otherwise payable pursuant to this Agreement to any holder of Shares or Company Options, as applicable, such amounts that Parent, the Purchaser, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or any provision of applicable Law.  To the extent that amounts are so withheld by Parent, the Purchaser, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares or Company Options, as applicable, in respect of which such deduction and withholding was made by Parent, the Purchaser, the Surviving Corporation or the Paying Agent.

(f)                                   Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1(a) hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Purchaser, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.3                               Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such Shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses his right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law in accordance with Section 2.2(e).  The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands.  Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands, or approve any withdrawal of any such demands, or agree to do any of the foregoing.  The parties hereby agree and acknowledge that in any appraisal proceeding with respect to the Dissenting Shares and to the fullest extent permitted by applicable Law, the fair value of the Dissenting Shares shall be determined in accordance with Section 262(h) of the DGCL without regard to any exercise of the Top-Up Option, any issuance of the Top-Up Option Shares or any delivery by the Purchaser of the Promissory Note to the Company in payment for the Top-Up Option Shares.

2.4                               Treatment of Options; Stock Plans.

(a)                                 Treatment of Options.  Prior to the Acceptance Time, the Company Board (or, if appropriate, any committee thereof) shall adopt resolutions and take all other actions necessary to provide that, upon the Acceptance Time, each unexpired and unexercised option to purchase Shares (the “Company Options”), under any stock option plan of the Company, including the Microfluidics International Corporation 2006 Stock Plan, the 1988 Stock Plan and the 1989 Non-Employee Director Plan and any other similar plan, agreement or arrangement (the “Company Stock Option Plans”), whether or not then exercisable or vested, shall be cancelled, cease to exist and no longer be exercisable or outstanding, and in exchange therefor, each former holder of any such cancelled Company Option shall be entitled to receive, in consideration of the cancellation of such Company Option and in settlement therefor, a payment in cash (subject to any applicable withholding or other Taxes required by applicable Law to be withheld in accordance with Section 2.2(e)) of an amount equal to the product of (x) the total number of Shares previously subject to such Company Option and (y) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Company Option (each such amount payable hereunder or any other amount paid in respect of a Company Option that constitutes a Company Expense, a “Stock Option Payment”).  Without limiting the foregoing, the Company will obtain all necessary consents and take all other actions necessary to ensure that former holders of Company Options will have no rights from and after the Acceptance Time with respect thereto, other than the right to receive payment of the Stock Option Payment, which the Company shall pay through its payroll system as promptly as practicable after the Acceptance Time.

(b)                                 Termination of Company Stock Option Plans.  After the Effective Time, all Company Stock Option Plans shall be terminated and no further Company Options or other rights with respect to Shares shall be granted thereunder.

2.5                               Treatment of Employee Stock Purchase Plan.  No current offerings are in progress as of the date hereof under the Company’s 1986 Employee Stock Purchase Plan (the “ESPP”) and no offerings shall be commenced thereunder at or after the date hereof and prior to the termination of this Agreement.  The Company shall terminate the ESPP as of or prior to the Effective Time.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the disclosure schedule delivered by the Company to Parent and the Purchaser prior to the execution of this Agreement (the “Company Disclosure Schedule”), which identifies items of disclosure by reference to a particular Section or Subsection of this Agreement, or (ii) any other part of the Company Disclosure Schedule where it is reasonably apparent from the face of such disclosure that such disclosure shall be deemed to be disclosed with respect to any other Section or Subsection of this Agreement, the Company hereby represents and warrants to Parent as follows:

3.1           Organization and Qualification; Subsidiaries.  Each of the Company and the Company Subsidiary is a corporation duly incorporated, validly existing and in corporate good standing under the Laws of the state of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.  Each of the Company and the Company Subsidiary is duly qualified to do business and is in corporate good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in corporate good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(a)           The Company has delivered or caused to be delivered to Parent and the Purchaser true and complete copies of the currently effective Restated Certificate of Incorporation of the Company, as amended (the “Company Certificate”), and Amended and Restated By-Laws of the Company (the “Company Bylaws”), and the certificate of incorporation and bylaws of the Company Subsidiary.  The Company is not in violation of the Company Certificate or Company Bylaws, and the Company Subsidiary is not in violation of its governing documents.

(b)           Section 3.1(b) of the Company Disclosure Schedule sets forth a true and complete list of: (i) the jurisdictions in which each of the Company and the Company Subsidiary is qualified to do business as a foreign corporation and (ii) the directors and officers of each of the Company and the Company Subsidiary, as of the date of this Agreement.

3.2           Capitalization.

(a)           The authorized capital stock of the Company consists of 30,000,000 shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), of which, as of the close of business on January 10, 2011, there were 10,426,647 shares issued and outstanding (excluding 235,446 shares of Company Common Stock held in treasury).  All of the outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b)           As of the close of business on January 10, 2011, the Company has no shares of Company Common Stock reserved for or otherwise subject to issuance, except for (i) 1,672,404 shares of Company Common Stock reserved for issuance pursuant to the exercise of outstanding Company Options under the Company Stock Option Plans, (ii) 12,786 shares of Company Common Stock reserved for issuance under the ESPP, (iii) 4,000,000 shares of Company Common Stock reserved for issuance pursuant to the conversion of the Company Debenture, and (iv) 8,099,051 shares of Company Common Stock reserved for issuance pursuant to the exercise of the Company Warrant.  All shares of Company Common Stock subject to issuance under the Company Stock Option Plans, the Company Debenture and the Company Warrant upon issuance prior to the Effective Time subject to and on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.  Section 3.2(b) of the Company Disclosure Schedule sets forth a true and complete list of (A) each holder of Company Options,

(B) the number of Company Options held by such holder as of the date hereof, (C) the number of shares of Company Common Stock subject to each such Company Option (i.e., the original amount less exercises and any cancellations), (D) the exercise price, expiration date and vesting schedule of each such Company Option and (E) whether each such Company Option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(c)           Except for Company Options to purchase not more than 1,672,404 shares of Company Common Stock and the Company Debenture and the Company Warrant, there are no options, warrants or other rights, agreements, arrangements or commitments of any character (i) relating to any Equity Interests of the Company or the Company Subsidiary or (ii) obligating the Company or the Company Subsidiary to issue, acquire or sell any Equity Interests of the Company or the Company Subsidiary.  Since the close of business on December 31, 2009 through the date hereof, the Company has not issued any shares of its capital stock or other Equity Interests (other than Company Options, shares issued pursuant to the exercise of Company Options and shares issued under the ESPP, in each case issued in the ordinary course of business consistent with past practice).

(d)           Except as set forth on Section 3.2(d) of the Company Disclosure Schedule, there are no outstanding obligations of the Company or the Company Subsidiary (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of or (v) granting any preemptive or antidilutive rights with respect to, any shares of Company Common Stock or other Equity Interests in the Company or the Company Subsidiary.

(e)           Section 3.2(e) of the Company Disclosure Schedule sets forth for the Company Subsidiary: (i) its authorized capital stock or other Equity Interests, (ii) the number of its outstanding shares of capital stock or other Equity Interests and type(s) of such outstanding shares of capital stock or other Equity Interests and (iii) the record owner(s) thereof.  The Company owns, directly, all of the issued and outstanding shares of capital stock or other Equity Interests of the Company Subsidiary, free and clear of any Liens, and all of such shares of capital stock or other Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  Except for Equity Interests in the Company Subsidiary, neither the Company nor the Company Subsidiary owns, directly or indirectly, any Equity Interest in any Person, or has any obligation or has made any commitment to acquire any such Equity Interest, to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, the Company Subsidiary or any other Person.  Since the close of business on December 31, 2009, the Company Subsidiary has not issued any shares of capital stock or other Equity Interests.

3.3           Authority.

(a)           The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Offer and the Merger, other than, with respect to the Merger, the Company Stockholder Approval.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Offer and the Merger, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than, with respect to the Merger, the Company Stockholder Approval.  This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and the Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law) (collectively, the “Bankruptcy and Equitable Exceptions”).

(b)           The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of the execution of this Agreement or the Related Agreements or the consummation of the transactions contemplated hereby or thereby, including the Offer and the Merger, without any further action on the part of the stockholders or the Company Board.  True and complete copies of all Company Board resolutions reflecting such actions have been previously provided to Parent.  No other state takeover statute or similar statute or regulation applies or purports to apply to the Offer, the Merger or any other transaction contemplated by this Agreement or the Related Agreements.

(c)           The Company has not adopted a stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Company Common Stock upon a change of control of the Company.

3.4           No Conflict. None of the execution, delivery or performance of this Agreement by the Company, the acceptance for payment or acquisition of Shares pursuant to the Offer, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) subject to obtaining the Company Stockholder Approval, conflict with or violate any provision of the Company Certificate or Company Bylaws or the equivalent governing documents of the Company Subsidiary; (b) assuming that all consents, approvals, authorizations and permits described in Section 3.5 have been obtained and all filings and notifications described in Section 3.5 have been made, conflict with or violate in any respect any Law applicable to the Company or the Company Subsidiary or any of their respective properties or assets; or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of the Company or the Company Subsidiary pursuant to, any Company Material Contract or Company Permit, other than in the case of (b), as would not, individually or in the aggregate, reasonably be expected to have any Adverse Consequences on the Company or the Company Subsidiary.

3.5           Required Filings and Consents.  None of the execution, delivery or performance of this Agreement by the Company, the acceptance for payment or acquisition of Shares pursuant to the Offer, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity or any other Person, other than (a) the filing and recordation of the Certificate of Merger as required by the DGCL, (b) the Company Stockholder Approval, (c) compliance with the applicable requirements of the Exchange Act, (d) compliance with the applicable requirements of the Securities Act, (e) compliance with any applicable state securities or Blue Sky Laws set forth in Section 3.5 of the Company Disclosure Schedule, (f) filings with the SEC as may be required by the Company in connection with this Agreement and the transactions contemplated hereby, and (g) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity or any other Person, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

3.6           Permits; Compliance With Law.

(a)           Each of the Company and the Company Subsidiary holds all material authorizations, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Entity necessary for the Company and the Company Subsidiary to own, lease and operate their respective properties and assets, and to carry on and operate their respective businesses as currently conducted (the “Company Permits”).  Section 3.6(a) of the Company Disclosure Schedule contains a true and complete list of the Company Permits.  Each of the Company and the Company Subsidiary is in and since November 14, 2007 has been in compliance in all material respects with the terms of the Company Permits, and all of the Company Permits are valid and in full force and effect.  No suspension, modification, revocation or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened.

(b)           Neither the Company nor the Company Subsidiary is or since November 14, 2007 has been in conflict with, default under or violation of, or is being or since November 14, 2007 has been investigated for, or charged by any Governmental Entity with a violation of, any Law applicable to the Company or the Company Subsidiary or by which any property or asset of the Company or the Company Subsidiary is bound or affected, except for any conflicts, defaults, violations, investigations or charges that, individually or in the aggregate, would not have any Adverse Consequences on the Company or the Company Subsidiary.  No investigation or review by any Governmental Entity with respect to the Company or the Company Subsidiary is pending or, to the knowledge of the Company, threatened in writing, nor has any Governmental Entity indicated an intention in writing to conduct any such investigation or review, except for such investigations or reviews, the outcomes of which if determined adversely to the Company or the Company Subsidiary, individually or in the aggregate, would not be material to the Company.

(c)           Neither the Company nor the Company Subsidiary has, since November 14, 2007, received any written notice from a customer, supplier, employee or any third party alleging that it is not in compliance with any Law applicable to the Company or the Company Subsidiary (including, without limitation, applicable Laws and regulations of the U.S. Food and Drug Administration).

3.7           SEC Filings; Financial Statements.

(a)           Since January 1, 2007, the Company has timely filed or otherwise furnished (as applicable) to the SEC all registration statements, prospectuses, forms, reports, definitive proxy statements, certifications, statements and documents required to be filed or furnished by it under the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations promulgated thereunder, as the case may be (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).  The Company Subsidiary is not currently required to file any forms, reports or other documents with the SEC.

(b)           As of their respective filing dates (or if amended or supplemented by a filing prior to the date hereof, on the date of such amendment or supplement), the Company SEC Documents did not, and the Company SEC Documents filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(c)           As of their respective filing dates (and as of the date of any amendment, supplement or modification), the Company SEC Documents complied, and the Company SEC Documents filed subsequent to the date hereof will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder, as the case may be.  The Company has not received any notice from the SEC that any of the Company SEC Documents is the subject of any ongoing SEC review or ongoing SEC investigation, and as of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents. No enforcement action has been initiated or, to the knowledge of the Company, threatened against the Company by the SEC relating to disclosures contained in any Company SEC Document. The Company has made available to Parent correct and complete copies of all correspondence between the SEC and the Company occurring since January 1, 2007.

(d)           All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and the Company Subsidiary included in the Company SEC Documents (collectively, the “Company Financial Statements”) (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of the Company and the Company Subsidiary in all material respects, (ii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments that are not material in amount or nature and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act) and (iii) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company and the Company Subsidiary as of the dates and for the periods referred to therein (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments that are not material in amount or nature).

(e)           Without limiting the generality of Sections 3.7(a) to (d), Marcum LLP has not resigned or been dismissed as independent public accountant of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

3.8           Internal Control; Sarbanes-Oxley Act.

(a)           Neither the principal executive officer of the Company nor the principal financial officer of the Company (nor each former such officer) has failed in any respect to make, without qualification, the certifications required of him or her by Rule 13a-14 or 15d-14 of the Exchange Act or Sections 302 or 906 of the Sarbanes-Oxley Act with respect to any of the Company SEC Documents, and the statements contained in such certifications were true and accurate as of the date such certifications were made.  The Company, under the supervision of the principal executive officer and principal financial officer, has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) as required under Rules 13a-15(a) and 15d-15(a) of the Exchange Act, is in compliance in all material respects with such system, and such system provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP for the Company and the Company Subsidiary and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the issuer, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and the Company Subsidiary are being made only in accordance with authorizations of management and the directors of the Company and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and the Company Subsidiary that could have a material effect on financial statements.

(b)           The Company has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) as required under Rules 13a-15(a) and 15d-15(a) of the Exchange Act to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management, including the Company’s principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure and to allow the certifications of the principal executive officer and principal financial officer of the Company required with respect to such reports to be made.

(c)           Since January 1, 2007, the Company’s principal executive officer and principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (and made summaries of such disclosures available to Parent) (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d)           The Company is in compliance in all material respects with all effective and applicable provisions of the Sarbanes-Oxley Act.  Since the enactment of the Sarbanes-Oxley Act, the Company has not, directly or indirectly, including through any subsidiary, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any executive officer (as defined in Rule 3b-7 of the Exchange Act) or director of the Company or the Company Subsidiary in violation of Section 402 of the Sarbanes-Oxley Act.  Further, as of the date hereof, there are no such outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 of the Exchange Act) or director of the Company or the Company Subsidiary.

(e)           Neither the Company nor the Company Subsidiary nor, to the knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or the Company Subsidiary has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or the Company Subsidiary has engaged in questionable accounting or auditing practices. Since November 14, 2007, no current or former attorney representing the Company or the Company Subsidiary has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or the Company Subsidiary, or any of their respective officers, directors, employees or agents, to the current Company Board or any committee thereof or to any current director or executive officer of the Company.

(f)            To the knowledge of the Company, no employee of the Company or the Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable legal requirements of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or the Company Subsidiary. Neither the Company nor the Company Subsidiary nor, to the knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or the Company Subsidiary, has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or the Company Subsidiary in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

3.9           Books and Records. The books and records of the Company and the Company Subsidiary have been, and are being, fully, properly and accurately maintained in accordance with applicable legal and accounting requirements and reflect only actual transactions.  The minute books of the Company and the Company Subsidiary, all of which have been made available by the Company to Parent, contain complete and correct records of all meetings and other corporate actions held or taken since January 1, 2005 of their respective stockholders and boards of directors, including committees of their respective boards of directors.

3.10         No Undisclosed Liabilities.  Except for those liabilities and obligations (a) specifically reserved against or provided for in the audited consolidated balance sheet of the Company as of December 31, 2009, or in the notes thereto, (b) incurred in the ordinary course of business consistent with past practice since December 31, 2009 (none of which relates to breach of Contract, breach of warranty, tort, infringement, violation of or liability under any applicable Law, or any action, suit or proceeding and none of which is material individually or in the aggregate), or (c) incurred under this Agreement or in connection with the transactions contemplated hereby, including the Offer and the Merger, neither the Company nor the Company Subsidiary has incurred any liabilities or obligations of any nature, whether or not accrued, absolute, determined, determinable, fixed or contingent.

3.11         Absence of Certain Changes or Events.

(a)           Since December 31, 2009, the Company and the Company Subsidiary have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice.

(b)           Since December 31, 2009, there has not been any Company Material Adverse Effect or any change, event, development, condition, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(c)           There has not been any action taken by the Company or the Company Subsidiary from December 31, 2009 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1.

3.12         Employee Benefit Plans.

(a)           List of Plans.  Section 3.12(a) of the Company Disclosure Schedule sets forth a complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA), and any other plan, policy, program practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof of the Company or any ERISA Affiliate (as defined below)), which are now, or were within the past 3 years, maintained, sponsored or contributed to by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each a “Company Benefit Plan”).  For purposes of this Section 3.12 “ERISA Affiliate” shall mean any entity (whether or not incorporated) other than the Company that, together with the Company, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.  Neither the Company nor, to the knowledge of the Company, any other Person has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(b)           Deliveries. With respect to each Company Benefit Plan the Company has delivered to Parent complete copies of (i) each Company Benefit Plan (or, if not written a written summary of its material terms), including all plan documents, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (ii) all summaries and summary plan descriptions, including any summary of material modifications (iii) the most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan (and, if the most recent annual report is a Form 5500R, the most recent Form 5500C filed with respect to such Company Benefit Plan), (iv) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter, (vi) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Company Benefit Plan, (vii) all filings made with any Governmental Entity, including but not limited any filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Voluntary Compliance Program.

(c)           General Compliance. Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Financial Statements prior to the date of this Agreement. To the knowledge of the Company, with respect to each Company Benefit Plan, all tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Entity and all notices and disclosures have been timely provided to participants.  With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other applicable Law. Neither the Company nor the Company Subsidiary has any liability, whether absolute or contingent, including any obligation under any Company Benefit Plan, with respect to any misclassification of a person performing services for the Company or the Company Subsidiary as an independent contractor or consultant rather than as an employee.

(d)           Tax Qualification of Plans.  Each Company Benefit Plan which is intended to qualify under Section 401(a), Section 401(k) or Section 401(m) of the Code either (i) has received a favorable determination letter from the IRS as to its qualified status, (ii) may rely upon a prototype opinion letter or (iii) the remedial amendment period for such Company Benefit Plan has not yet expired, and each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to the knowledge of the Company no fact or event has occurred that could adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust that could not reasonably be corrected without material liability to the Company.  Further, with respect to such Company Benefit Plans, there has been no partial termination as defined in Section 411(d) of the Code and the regulations thereunder.

(e)           Prohibited Transactions, Legal Actions, Ability to Amend, and Deductibility.  To the Company’s knowledge (i) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in liability to the Company or any ERISA Affiliate, (ii) each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability (other than (A) liability for ordinary administrative expenses typically incurred in a termination event or (B) if the Company Benefit Plan is a pension benefit plan subject to Part 2 of Title I of ERISA, liability for the accrued benefits as of the date of such termination (if and to the extent required by ERISA) to the extent that either (x) there are sufficient assets set aside in a trust or insurance Contract to satisfy such liability or (y) such liability is reflected on the most recent balance sheet included in the Company Financial Statements prior to the date of this Agreement), (iii) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims), (iv) neither the Company or any ERISA Affiliate has any liability under ERISA Section 502, (v) all contributions and payments to such Company Benefit Plan are deductible under Code sections 162 or 404, (vi) no amount is subject to Tax as unrelated business taxable income under Section 511 of the Code, (vii) no excise tax could be imposed upon the Company under Chapter 43 of the Code, and (viii) no party has engaged in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of Section 404 of ERISA with respect to any such Company Benefit Plan.  There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or the Company Subsidiary relating to, or change in employee participation or coverage under, any Company Benefit Plan that would increase materially the expense of maintaining such Company Benefit Plan above the level of expense incurred in respect of such Company Benefit Plan for the most recent plan year.

(f)            Title IV of ERISA. To the knowledge of the Company, (i) no Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan subject to Title IV of ERISA and neither the Company nor any ERISA Affiliate has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA, (ii) no material liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder, (iii) none of the assets of the Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any Lien arising under ERISA or Section 412(n) of the Code.

(g)           Change in Control. Except as set forth on Section 3.12(g) of the Company Disclosure Schedule, no amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement, by any employee, officer or director of the Company or the Company Subsidiary who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any Company Benefit Plan could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).  Set forth in Section 3.12(g) of the Company Disclosure Schedule is (i) the estimated maximum amount that could be paid to any disqualified individual as a result of the transactions contemplated by this Agreement under all employment, severance and termination agreements, other compensation arrangements and Company Benefit Plans currently in effect, and (ii) the “base amount” (as defined in Section 280G(b)(3) of the Code) for each such individual as of the date of this Agreement.

(h)           Retiree Health/COBRA.  Except as required by Law, no Company Benefit Plan provides any retiree or post-employment medical, disability or life insurance benefits to any Person.  No Company Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code.  The Company and each ERISA Affiliate are in material compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder, and any similar state law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

(i)            Section 409A/ Deferred Compensation.  No payment or benefit provided pursuant to any Company Benefit Plan between the Company and any “service provider” (as such term is defined in Section 409A of the Code and the Treasury Regulations and Internal Revenue Service guidance thereunder), including the grant, vesting or exercise of any Company Option or stock appreciation right, will or may provide for the deferral of compensation subject to Section 409A of the Code, whether pursuant to the execution and delivery of this Agreement by the Company or the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) or otherwise, that is not in compliance with Section 409A of the Code.  Each Company Option and stock appreciation right was granted with an exercise price that was not less than the fair market value of the underlying Company Common Stock on the date the option or right was granted based upon a reasonable valuation method.  The Company is not a party to, or otherwise obligated under, any Company Benefit Plan that provides for the gross-up of the Tax imposed by Section 409A(a)(1)(B) of the Code.  The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Benefit Plan or Contract that will or may result in any payment of deferred compensation which will not be in compliance with Section 409A of the Code.

(j)            Foreign Plans. With respect to employee benefit plans, programs, and other arrangements providing incentive compensation or other benefits similar to those provided under any Company Benefit Plan to any employee or former employee or dependent thereof, which plan, program or arrangement is subject to the laws of any jurisdiction outside of the United States (“Foreign Plans”):  (i) the Foreign Plans have been maintained in all material respects in accordance with all applicable requirements and all applicable Laws, (ii) if they are intended to qualify for special tax treatment, the Foreign Plans meet all requirements for such treatment, (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, and (iv) no material liability exists or reasonably could be imposed upon the assets of the Company or the Company Subsidiary by reason of such Foreign Plans.

(k)           The Company agrees that, notwithstanding the foregoing, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any Company Benefit Plan, or shall limit the right of the Surviving Corporation or its Subsidiary to amend, terminate or otherwise modify any Company Benefit Plan following the Closing Date.  In the event that (i) a party other than Parent, the Purchaser or the Company makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any Company Benefit Plan, and (ii) such provision is deemed to be an amendment to such Company Benefit Plan even though not explicitly designated as such in this Agreement, the Company agrees that to the extent allowed by applicable Law, such provision shall lapse retroactively and shall have no amendatory effect.

(l)            The Company acknowledges and agrees that all provisions contained in this Section 3.12 and Sections 3.13 and 5.8 with respect to Company Employees are included for the sole benefit of Parent, the Purchaser and the Company, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including, without limitation, any Company Employees, former Company Employees, any participant in any Company Benefit Plan, or any dependent or beneficiary thereof, or (ii) to continued employment with Parent, the Surviving Corporation, or any of their respective affiliates.

3.13         Labor and Other Employment Matters.

(a)           Each of the Company and the Company Subsidiary is in compliance in all material respects with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, compensation and benefits, and wages and hours. Neither the Company nor the Company Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).  Neither the Company nor the Company Subsidiary is a party to any collective bargaining, labor union Contract or similar agreement applicable to Persons employed by the Company or the Company Subsidiary, and no collective bargaining agreement or labor union Contract is being negotiated by the Company or the Company Subsidiary.  There currently is no labor dispute, strike, slowdown, lockout or work stoppage against the Company or the Company Subsidiary pending or, to the knowledge of the Company, threatened, and neither the Company nor the Company Subsidiary has experienced any labor dispute, strike, slowdown, lockout or work stoppage or other material labor difficulty involving its employees since January 1, 2007.  No labor union or similar organization has otherwise been certified to represent any Persons employed by the Company or the Company Subsidiary or, to the knowledge of the Company, has applied to represent such employees or is attempting to organize so as to represent such employees. Neither the Company, the Company Subsidiary nor, to the knowledge of the Company, any of their respective representatives or employees has committed any unfair labor practices in connection with the operation of the respective businesses of the Company or the Company Subsidiary, and there is no charge or complaint against the Company or the Company Subsidiary by the National Labor Relations Board, any comparable state or foreign agency, or any individual, pending or, to the knowledge of the Company, threatened, except where such unfair labor practice, charge or complaint, individually or in the aggregate, would not be material to the Company. Neither the Company nor the Company Subsidiary is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees, other than delinquencies which are unlikely to be material to the Company.  The Company and each Company Subsidiary has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees, and is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing.  There are no material written pending claims against the Company or the Company Subsidiary under any workers’ compensation plan or policy or for long term disability. There are no controversies pending or, to the knowledge of the Company, threatened in writing between the Company or the Company Subsidiary and any of their current or former employees, which controversies have resulted in or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity, other than controversies which would not be material to the Company.  To the Company’s knowledge, no employee of the Company or the Company Subsidiary is in any material respect in violation of any term of any employment Contract, non-disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or the Company Subsidiary because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.  No key employee of the Company or the Company Subsidiary has given written notice that such employee intends to terminate his or her employment with the Company or the Company Subsidiary.

(b)           The Company has identified in Section 3.13(b) of the Company Disclosure Schedule and has made available to Parent true and complete copies of (i) all severance and employment agreements with directors, officers or employees of or consultants or independent contractors to the Company or the Company Subsidiary, other than contracts which by their terms are cancellable by the Company with notice of not more than thirty (30) days, and without payment, penalty or liability in excess of $50,000; (ii) all severance programs and policies of the Company and the Company Subsidiary with or relating to their respective employees; and (iii) all plans, programs and agreements of the Company and the Company Subsidiary with or relating to their respective directors, officers, employees, consultants or independent contractors which contain change in control provisions.

(c)           Other than as disclosed in Section 3.13(c) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event, such as termination of employment) will (i) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or employee of the Company or the Company Subsidiary or affiliate, or to any Governmental Entity or other Person on behalf of any such director or employee, from the Company or the Company Subsidiary or affiliate under any Company Benefit Plan or otherwise, (ii) significantly increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any material benefits.  No individual who is a party to an employment agreement listed in Section 3.13(b) of the Company Disclosure Schedule or any agreement incorporating change in control provisions with the Company or the Company Subsidiary has terminated employment or been terminated, nor has any event occurred that could give rise to a termination event, in either case under circumstances that have given, or could give, rise to a severance obligation on the part of the Company or the Company Subsidiary under such agreement.  Section 3.13(c) of the Company Disclosure Schedule sets forth the Company’s best estimates of the amounts payable to the executives listed therein, as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (including any cash-out or acceleration of options and restricted stock and any “gross-up” payments with respect to any of the foregoing), based on compensation data applicable as of the date of the Company Disclosure Schedule and the assumptions stated therein.

(d)           There are no pending or, to the knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against any Company Benefit Plan, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts thereunder which could reasonably be expected to result in any material liability of the Company or the Company Subsidiary to the Department of Treasury, the Department of Labor or any Multiemployer Plan.

(e)           Since November 14, 2007, neither the Company nor the Company Subsidiary has effectuated a plant closing or mass layoff, as defined in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101, et. seq. (the “WARN Act”), affecting any one or more sites of employment or one or more facilities or operating units within any site of employment or facility of the Company or the Company Subsidiary.  Neither the Company nor the Company Subsidiary been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any state or local analog to the WARN Act.

(f)            The Compensation Committee of the Company Board is (and at all times during the past eighteen (18) months was, and at all times from the date of this Agreement to the first date on which the Purchaser’s designees constitute a majority of the Company Board pursuant to Section 1.3 will be) composed solely of “independent directors” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto (“Independent Directors”).  The Company Board, at a meeting duly called and held, has determined that each of the members of the Compensation Committee of the Company Board is an Independent Director.  On or prior to the date hereof, the Compensation Committee of the Company Board, at a meeting duly called and held, approved each Company Compensation Arrangement as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Employment Compensation Arrangement”), and has taken all other action necessary to satisfy the requirements of the non-exclusive safe-harbor with respect to such Company Compensation Arrangements in accordance with Rule 14d-

10(d)(2) under the Exchange Act.  For purposes of this Agreement, “Company Compensation Arrangement” means (i) any employment agreement, severance agreement or change of control agreement between the Company or the Company Subsidiary, on the one hand, and any holder of Shares who is or was a director, officer or employee of the Company or the Company Subsidiary, on the other hand, entered into during the eighteen (18) months immediately prior to the date hereof, and (ii) any Company Options awarded to, or any acceleration of vesting of any Company Options held by, any holder of Shares who is or was a director, officer or employee of the Company or the Company Subsidiary during the eighteen (18) months immediately prior to the date hereof.

3.14         Contracts.

(a)           Section 3.14(a) of the Company Disclosure Schedule sets forth a true and complete list of each Contract to which the Company or the Company Subsidiary is a party or which binds or affects their respective properties or assets, and which falls within any of the following categories:  (i) any Contract that limits the freedom of the Company, the Company Subsidiary or any of the Company’s current or future affiliates to compete in any material line of business or sell, supply or distribute any material product or service, in each case, in any geographic area, or to hire any individual or group of individuals, (ii) any Contract that, after the Effective Time, would have the effect of limiting the freedom of Parent or any of its Subsidiaries or current or future affiliates to compete in any line of business or sell, supply or distribute any product or service, in each case, in any geographic area, or to hire any individual or group of individuals, (iii) any joint venture or partnership agreement, (iv) any Contract with a supplier, distributor or a customer providing for annual payments or receipts in excess of $100,000 or that cannot be terminated on less than thirty (30) days notice without payment or penalty, (v) any Contract that involves future expenditures or receipts by the Company or the Company Subsidiary of more than $100,000 in any one year period or that cannot be terminated on less than thirty (30) days notice without payment or penalty, (vi) any Contract that by its terms limits the payment of dividends or other distributions by the Company or the Company Subsidiary, (vii) any Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company of the Company Subsidiary to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses, (viii) any acquisition agreement with a purchase price in excess of $100,000 or that contains “earn-out” provisions or other contingent payment obligations, (ix) any divestiture agreement with a purchase price in excess of $100,000 or that contains ongoing indemnification obligations or other material obligations, (x) any Contract or plan that will increase, or accelerate the vesting of, the benefits to any party by the occurrence of any of the transactions contemplated by this Agreement, or will calculate the value of any of the benefits to any party on the basis of any of the transactions contemplated by this Agreement, (xi) any Contract relating to indebtedness for borrowed money or any financial guaranty, (xii) any lease, sublease or other Contract with respect to the Leased Real Property (“Lease Agreements”), (xiii) any license agreement relating to the Material Intellectual Property (“License Agreements”), (xiv) any Contract with a Significant Customer or Significant Supplier; (xv) any other “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), or (xvi) any other Contract which would prohibit or materially delay the consummation of the Offer or the Merger or any other transaction contemplated by this Agreement.  Each Contract of the type described in this Section 3.14(a) is referred to herein as a “Company Material Contract.”  True and complete copies of each Company Material Contract have been provided by the Company to Parent, or publicly filed with the SEC.

(b)           Each Company Material Contract is a valid, binding and enforceable obligation of the Company or the Company Subsidiary and, to the knowledge of the Company, of the other party or parties thereto, in accordance with its terms (in each case, subject to the Bankruptcy and Equitable Exceptions).  Each Company Material Contract is in full force and effect. Each of the Company and the Company Subsidiary has in all material respects performed all obligations required to be performed by it under each Company Material Contract and, to the knowledge of the Company, each other party to each Company Material Contract has in all material respects performed all obligations required to be performed by it under such Company Material Contract.  Neither the Company nor the Company Subsidiary knows of, or has received written notice of, any material violation or default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Company Material Contract.  Neither the Company nor the Company Subsidiary has received any written notice from any other party to any such Company Material Contract, and otherwise has no knowledge, that such party intends to terminate, or not renew, any such Company Material Contract.

3.15         Litigation.

(a)           There is no suit, claim, action, proceeding, hearing, notice of violation, investigation, arbitration or demand letter pending or, to the knowledge of the Company, threatened against or affecting the Company or the Company Subsidiary (including by virtue of indemnification or otherwise) or their respective assets or properties, or, to the knowledge of the Company, any executive officer or director of the Company or the Company Subsidiary that, individually or in the aggregate, if determined adversely to the Company or the Company Subsidiary would be material to the Company, challenges the validity or propriety of the Offer or the Merger, or otherwise seeks to prevent or materially delay consummation of the Offer or the Merger or performance by the Company of any of its material obligations under this Agreement.

(b)           Neither the Company nor the Company Subsidiary is subject to any material outstanding order, writ, injunction, judgment, decree or arbitration ruling, award or other finding.

3.16         Environmental Matters.  Each of the Company and the Company Subsidiary and their respective predecessors (collectively, the “Inclusive Companies”), is now and has always been in compliance in all material respects with all Environmental Laws and each has all material Environmental Permits necessary for the conduct and operation of the Business as now being conducted, and all such Environmental Permits are in good standing.  There is not now and has not been any Hazardous Substances used, generated, treated, stored, transported, disposed of, released, handled or otherwise existing on, under, about, or emanating from or to, any property currently owned, leased or operated by the Inclusive Companies, or any property previously owned, leased or operated by the Inclusive Companies at the time the Inclusive Companies owned, leased or operated said property, except in compliance in all material respects with all applicable Environmental Laws.  The Inclusive Companies have not received any written notice of alleged, actual or potential material liability for, or any inquiry or investigation regarding, any release or threatened release of Hazardous Substances or alleged material violation of, or material non-compliance with, any Environmental Law.  There is no site to which the Inclusive Companies have transported or arranged for the transport of Hazardous Substances which is or may become the subject of any material environmental action.  The Inclusive Companies have not released any other Person from material claims or liability under any Environmental Law nor have waived any material rights concerning any claims under any Environmental Law.  The Inclusive Companies have not entered into or agreed to any material consent order or decree, or material Contract, nor are any of the Inclusive Companies subject to any material judgment, settlement, order or agreement, relating to compliance with, or liability under, any Environmental Law, Environmental Permit, or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances. True and complete copies, in the Inclusive Companies’ possession or control, of all sampling results, environmental or safety audits or inspections, or other written reports concerning environmental, health or safety issues, pertaining to any current or former operations of the Inclusive Companies or property currently or formerly owned, leased or operated by the Inclusive Companies, have been provided to Parent. The parties agree that the only representations and warranties of the Company and the Company Subsidiary as to matters pertaining to Environmental Laws or Hazardous Substances are those included in this Section 3.16.  Without limiting the generality of the foregoing, the parties acknowledge that the representations and warranties included in Sections 3.6, 3.15, and 3.21 do not relate to matters pertaining to Environmental Laws or Hazardous Substances.

3.17         Intellectual Property.

(a)           General.  Schedule 3.17(a) of the Company Disclosure Schedule sets forth with respect to the Intellectual Property Rights owned by the Company and the Company Subsidiary: (i) for each patent and patent application, the patent number or application serial number for each jurisdiction in which the patent or application has been filed, the date filed or issued, and the present status thereof; (ii) for each registered trademark, tradename or service mark, the application serial number or registration number, for each country, province and state, and the class of goods covered, (iii) for any URL or domain name, the registration date, any renewal date and name of registry; (iv) for each mask work, the date of first commercial exploitation and if registered, the registration number and date of registration, for each among country, province and state; and (v) for each registered copyrighted work, the number and date of registration for each among country, province and state, in which a copyright application has been registered.  True and complete copies of all applications filed and registrations (including all pending applications and application related documents) related to the Intellectual Property Rights listed on Schedule 3.17(a) of the Company Disclosure Schedule have been provided or made available to Parent.  Schedule 3.17(a) of the Company Disclosure Schedule lists all License Agreements applicable to the Company’s or the Company Subsidiary’s products, Technology and Business other than licenses for standard, off-the-shelf Software commercially available on standard terms from third-party vendors.

(b)           Sufficiency.  All of the Intellectual Property Rights owned or licensed by the Company and the Company Subsidiary that are used in and material to the Business of the Company and the Company Subsidiary, taken as a whole, are collectively referred to herein as the “Material Intellectual Property.”  The Material Intellectual Property constitutes all Intellectual Property Rights necessary and/or in use for the conduct of the Business as presently conducted.

(c)           Ownership. The Company or the Company Subsidiary owns all right, title and interest in and to the Material Intellectual Property required to be listed on Schedule 3.17(a) of the Company Disclosure Schedule, free and clear of Liens (other than Permitted Liens), and has a valid and enforceable right or license to use all other Material Intellectual Property (except as such enforceability may be affected by equitable principles and laws of bankruptcy, insolvency and creditors’ rights generally), and all such licensed Material Intellectual Property will not cease to be valid and enforceable rights of the Company or the Company Subsidiary by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.  Without limiting the foregoing, the owned Material Intellectual Property has been: (i) developed by employees of the Company or a Company Subsidiary, as the case may be, within the scope of their employment; (ii) developed by independent contractors who have assigned or are obligated to assign their rights to the Company or a Company Subsidiary pursuant to enforceable written agreements; or (iii) otherwise acquired by the Company or a Company Subsidiary from a third party who assigned such Material Intellectual Property to the Company or such Company Subsidiary.

(d)           Absence of Claims; Non-infringement.  No proceedings, claims, or actions have been instituted or are pending against the Company or the Company Subsidiary, or, to the knowledge of the Company, are threatened, that challenge the right of the Company or the Company Subsidiary with respect to the use or ownership of the Material Intellectual Property.  No interference, opposition, reissue, reexamination, or other proceeding is or has been pending or, to the knowledge of the Company, threatened, in which the scope, validity, or enforceability of any of the Material Intellectual Property is being, has been, or could reasonably be expected to be contested or challenged.  To the knowledge of the Company, neither the Company’s nor the Company Subsidiary’s past nor present use of the Material Intellectual Property infringes upon or misappropriates, breaches or otherwise conflicts with the rights of any other Person anywhere in the world.  The Company has not received any written notice alleging, and otherwise has no knowledge of, the invalidity of, or limitation on the Company’s or the Company Subsidiary’s right to use, any of the Material Intellectual Property, or the alleged infringement, misappropriation or breach of any rights of others by the Company or the Company Subsidiary.  No Person has notified the Company in writing that it is claiming any ownership of or right to use any Material Intellectual Property other than a claim of (x) ownership by the licensor of any Material Intellectual Property that is licensed to the Company or the Company Subsidiary or (y) the right to use any Material Intellectual Property that is not exclusively licensed to the Company or the Company Subsidiary by the licensor of such Material Intellectual Property.  To the knowledge of the Company, no Person has interfered with, infringed upon or misappropriated in any material respect any of the Material Intellectual Property, or is currently doing so.

(e)           Licenses to Third Parties.  Except as set forth in the License Agreements listed in Section 3.14(a) of the Company Disclosure Schedule, (i) neither the Company nor the Company Subsidiary is bound by, and no Material Intellectual Property is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company or the Company Subsidiary to use, exploit, assert, or enforce any of the Material Intellectual Property anywhere in the world; and (ii) neither the Company nor the Company Subsidiary is bound by any agreement to indemnify any other Person for Intellectual Property Rights infringement, misappropriation, or similar claim, except for indemnities offered in the ordinary course of business consistent with past practice.

(f)            Protection of Intellectual Property Rights.  All of the registrations and pending applications to governmental or regulatory bodies with respect to the Material Intellectual Property required to be listed in Section 3.17(a) of the Company Disclosure Schedule have been timely and duly filed, prosecution for such applications has been attended to, all maintenance and related fees have been paid, and the Company and each Company Subsidiary has taken all other commercially reasonable actions required to maintain their validity and effectiveness.  The Company and each Company Subsidiary has taken all reasonable steps necessary or appropriate (including, entering into written confidentiality and nondisclosure agreements with officers, directors, subcontractors, employees, licensees and customers in connection with its assets or the Business) to safeguard and maintain the secrecy and confidentiality of trade secrets that are material to the Business.  Without limiting the foregoing, (i) to the knowledge of the Company, there has been no misappropriation of any trade secrets or other material confidential Intellectual Property Rights or Technology used in connection with the Business by any Person; (ii) to the knowledge of the Company, no employee, independent contractor or agent of the Company or the Company Subsidiary has misappropriated any trade secrets of any other Person in the course of performance as an employee, independent contractor or agent of the Business; and (iii) to the knowledge of the Company, no employee, independent contractor or agent of the Company or the Company Subsidiary is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or Contract relating in any way to the protection, ownership, development, use or transfer of the Material Intellectual Property.  Except as described on Section 3.17(f) of the Company Disclosure Schedule, no funding, facilities or Personnel of any Governmental Entity or educational institution were used to develop or create, in whole or in part, any of the Material Intellectual Property.

(g)           Standard Form IP Agreements.  The Company has provided to Parent a true and complete copy of each standard form of contract used by the Company or the Company Subsidiary at any time for the license of the Material Intellectual Property or the sale or lease of products by the Company or the Company Subsidiary (the “Company IP Contracts”), including each standard form of (i) end user license agreement; (ii) development agreement; (iii) distributor or reseller agreement; (iv) employee, consulting or independent contractor agreement containing intellectual property, assignment or license of Intellectual Property Rights or Technology provisions or any confidentiality provision; (v) confidentiality or nondisclosure agreement; (vi) standard terms and conditions of sale; and (vii) rental equipment agreement.

(h)           Software; Escrow. Any Software incorporated in the Company’s or the Company Subsidiary’s products performs in all material respects free of any bugs, viruses, worms, trojan horses, or programming errors affecting its functionality.  Except as would not reasonably be expected to be material to the Company, to the knowledge of the Company, none of the Software is, in whole or in part, subject to the provisions of any “copyleft,” open source, quasi-open source license agreement, or any other agreement, in each case, obligating the Company or the Company Subsidiary to make source code available to third parties or to publish source code. Neither the Company nor the Company Subsidiary has entered into any agreement requiring the Company or the Company Subsidiary to place the Software source code or other Technology in escrow so that a licensee might obtain access upon the occurrence of any release condition.

(i)            No Obligation to Transfer.  Neither the Company nor the Company Subsidiary have developed any Intellectual Property Rights covered by any obligation to transfer ownership thereof pursuant to any Contract to which the Company or the Company Subsidiary is a party.

3.18         Tax Matters.

(a)           Filing of Tax Returns.  Except as set forth on Schedule 3.18(a) of the Company Disclosure Schedule, each of the Company and the Company Subsidiary has timely filed with the appropriate taxing authorities all Tax Returns required to be filed through the date hereof. All such Tax Returns are complete and accurate in all material respects.  All Taxes due and payable by the Company and the Company Subsidiary on or before the date hereof (whether or not shown on any Tax Return) have been paid. Neither the Company nor the Company Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made by an authority in a jurisdiction where any of the Company or the Company Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b)           Payment of Taxes. The unpaid Taxes (whether or not due and payable) of the Company and the Company Subsidiary did not, as of December 31, 2009, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the audited consolidated balance sheet of the Company and the Company Subsidiary, dated December 31, 2009 (rather than in any notes thereto).  Since December 31, 2009, neither the Company nor the Company Subsidiary has incurred any liability for Taxes outside the ordinary course of business consistent with past practice. The Company has identified all uncertain Tax positions contained in all Tax Returns and has made any appropriate disclosures in its financial statements in accordance in each case with the requirements of Financial Interpretation No. 48 of FASB Statement No. 109.

(c)           Audits, Investigations or Claims.  No deficiencies for Taxes against the Company or the Company Subsidiary have been claimed, proposed or assessed by any taxing or other Governmental Entity.  There are no pending, in progress, or, to the knowledge of the Company, threatened, audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company or the Company Subsidiary.  There are no matters under discussion with any Governmental Entities, or known to the Company, with respect to Taxes that are likely to result in an additional material liability for Taxes with respect to the Company or the Company Subsidiary. The Company has delivered or made available to Parent true and complete copies of federal, state and local Tax Returns of each of the Company and the Company Subsidiary and their predecessors for the years ended December 31, 2009, 2008, 2007, 2006 and 2005, and true and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company or the Company Subsidiary or any predecessors since December 31, 2005.  Neither the Company nor the Company Subsidiary nor any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d)                                 Liens.  There are no Liens for Taxes other than Permitted Liens on any assets of any of the Company and the Company Subsidiary.

(e)                                  Adjustments.  Neither the Company nor the Company Subsidiary has agreed, or is required, to include any material item of income in or exclude any material item of deduction from taxable income for any period after the Closing Date as a result of any (i) adjustment under Section 481(a) of the Code by reason of a change in accounting method, (ii) closing agreement described in Section 7121 of the Code, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 (or a similar provision of state, local or foreign Law), (iv) installment sale made prior to the Closing Date or (v) prepaid amount received before the Closing Date.

(f)                                    Tax Elections Neither the Company nor the Company Subsidiary (i) has made an election, or is required, to treat any of its assets (A) as owned by another Person pursuant to the provisions of Section 168(f) of the Internal Revenue Code of 1954 (or under any comparable provision of state, local or foreign law) or otherwise or (B) as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (ii) has acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (iii) has made or will make a consent dividend election under Section 565 of the Code; (iv) has elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; or (v) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local Tax provision.

(g)                                 Tax Sharing Agreements.  There are no Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving any of the Company or the Company Subsidiary, and, after the Closing Date, neither the Company nor the Company Subsidiary shall be bound by any such Tax-sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(h)                                 Other Entity Liability.  Neither the Company nor the Company Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company).  Neither the Company nor the Company Subsidiary has any liability for the Taxes of any Person (other than Taxes of the Company and the Company Subsidiary) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by Contract, or (iv) otherwise.

(i)                                     No Withholding.  Each of the Company and the Company Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(j)                                     USRPHC.  Neither the Company nor the Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k)                                  Spin-Offs.  Neither the Company nor the Company Subsidiary has distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997, and neither the stock of the Company nor the stock of the Company Subsidiary has been distributed in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997.

(l)                                     Tax Shelters.  Neither the Company nor the Company Subsidiary has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(m)                               Limitations.  There currently are no limitations on the utilization of the net operating losses, built-in losses, capital losses, Tax credits or other similar items of the Company or the Company Subsidiary under (i) Sections 382, 383 or 384 of the Code, (ii) Section 269 of the Code, (iii) the Treasury Regulations under Section 1502 of the Code, or (iv) any comparable provision of state, local or foreign law.

3.19                           Insurance.  Each of the Company and the Company Subsidiary maintains insurance coverage with reputable and financially sound insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with customary industry practice for companies engaged in businesses similar to that of the Company and the Company Subsidiary.  The Company has made available to Parent true and complete copies of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Company and the Company Subsidiary (the “Insurance Policies”).  Section 3.19 of the Company Disclosure Schedules contains a true and complete list of the Insurance Policies.  Each of the Insurance Policies is in full force and effect, all premiums due thereon have been paid in full and the Company and the Company Subsidiary are in compliance in all material respects with the terms and conditions of such Insurance Policies.  Since December 31, 2008, neither the Company nor the Company Subsidiary has received any notice or other communication regarding any actual or possible (a) cancellation of any Insurance Policy that has not been renewed in the ordinary course without any lapse in coverage, (b) invalidation of any Insurance Policy, (c) refusal of any coverage, limitation in coverage or rejection of any material claim under any Insurance Policy, or (d) material adjustment in the amount of the premiums payable with respect to any Insurance Policy.  There is no material claim by the Company or the Company Subsidiary pending under any of the Insurance Policies and no material claim made since December 31, 2008, in the case of any pending claim, has been questioned or disputed by the underwriters of such Insurance Policies. None of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement.

3.20                           Properties and Assets.  The Company and the Company Subsidiary have, and immediately following the Effective Time will continue to have, good and valid title to their owned assets and properties, or in the case of assets and properties they lease, license, or have other rights in, good and valid rights by lease, license or other agreement to use, all assets and properties (in each case, tangible and intangible) necessary and desirable to permit the Company and the Company Subsidiary to conduct their respective businesses in all material respects as currently conducted.  The assets and properties (in each case, tangible or intangible) owned or used by the Company or the Company Subsidiary are in satisfactory condition for their continued use as they have been used and adequate in all material respects for their current use, subject to reasonable wear and tear.

3.21                           Real Property.

(a)                                  Neither the Company nor the Company Subsidiary owns, or has ever owned, any real property.

(b)                                 Section 3.21(b) of the Company Disclosure Schedule sets forth (i) a true and complete list of all real property leased, subleased or otherwise occupied by the Company or the Company Subsidiary (collectively, the “Leased Real Property”), (ii) the address for each Leased Real Property, (iii) a description of the applicable lease, sublease or other agreement therefore and any and all amendments, modifications, side letters relating thereto and (iv) the current rent amounts payable by the Company or the Company Subsidiary related to each Leased Real Property.  No Lease Agreement is subject to any Lien, including any right to the use or occupancy of any Leased Real Property, other than Permitted Liens.

(c)                                  Each parcel of Leased Real Property is in compliance in all material respects with all existing Laws applicable to such Leased Real Property.  Neither the Company nor the Company Subsidiary has received written notice of any proceedings in eminent domain, condemnation or other similar proceedings that are pending, and there are no such proceedings threatened, affecting any portion of the Leased Real Property and neither the Company nor the Company Subsidiary has received written notice of the existence of any outstanding writ, injunction, decree, order or judgment or of any pending proceeding, and there is no such writ, injunction, decree, order, judgment or proceeding threatened, relating to the ownership, lease, use, occupancy or operation by any Person of the Leased Real Property.

3.22                           Opinion of Financial Advisors.  The Company Board has received the written opinion (the “Fairness Opinion”) of America’s Growth Capital, LLC (the “Company Financial Advisor”), dated as of the date of this Agreement, to the effect that, as of the date of this Agreement, the consideration to be received by the stockholders of the Company pursuant to the Offer and Merger is fair to such stockholders (other than Parent) from a financial point of view. The Company shall provide a true and complete signed copy of such opinion to Parent solely for information purposes as soon as practicable after the date of this Agreement.

3.23                           Information in the Offer Documents and the Schedule 14D-9.  The information supplied by the Company expressly for inclusion or incorporation by reference in the Offer Documents (and any amendment thereof or supplement thereto) will not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders, and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The Schedule 14D-9 will comply as to form in all material respects with the provisions of Rule 14d-9 of the Exchange

Act and any other applicable federal securities laws and will not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders, and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9 based on information furnished by Parent or the Purchaser in writing expressly for inclusion therein.

3.24                           Information in the Proxy Statement.  The Proxy Statement, if any (and any amendment thereof or supplement thereto), at the date mailed to the Company’s stockholders and at the time of any meeting of the Company’s stockholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or the Purchaser in writing expressly for inclusion in the Proxy Statement.  The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and any other applicable federal securities laws.

3.25                           Required Vote.  The affirmative vote of the holders of shares representing a majority of the voting power of the outstanding shares of the Company Common Stock is the only vote required, if any, of the holders of any class or series of capital stock or other Equity Interests of the Company to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger (the “Company Stockholder Approval”).

3.26                           Brokers.  Except for the Company’s obligations to the Company Financial Advisor, neither the Company nor any stockholder, director, officer, employee or affiliate of the Company, has incurred or will incur on behalf of the Company or the Company Subsidiary, any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Offer and the Merger.  The Company has heretofore made available to Parent true and complete copies of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment or commission relating to the Offer or the Merger or any other transactions contemplated by this Agreement.

3.27                           Related Party Transactions.  Except as set forth in the Company SEC Documents filed prior to the date hereof, there are no outstanding amounts payable to or receivable from, or advances by the Company or the Company Subsidiary to, and neither the Company nor the Company Subsidiary is otherwise a creditor or debtor to, or party to any Contract or transaction with, any record or beneficial holder of 5% or more of the Company Common Stock or any director, officer, employee or affiliate of the Company or the Company Subsidiary, or to any relative of any of the foregoing, except for employment or compensation agreements or arrangements with directors, officers and employees made in the ordinary course consistent with past practice.

3.28                           Suppliers.  Section 3.28 of the Company Disclosure Schedule sets forth the ten (10) largest suppliers of the Company and the Company Subsidiary, taken as a whole, for the year ended December 31, 2009 based on aggregate payments made to such suppliers by the Company and the Company Subsidiary during such period and any other key suppliers of the Company (collectively, the “Significant Suppliers”).  To the knowledge of the Company, since December 31, 2009 and through the date hereof, neither the Company nor the Company Subsidiary has received from any Significant Supplier any notice that such supplier will not continue as a supplier to the Company or the Company Subsidiary (or the Surviving Corporation or Parent) after the Closing or that such supplier intends to terminate or materially adversely modify its contract or business relationship with the Company or the Company Subsidiary.  As of the date of this Agreement, neither the Company nor the Company Subsidiary has any outstanding material disputes concerning the products and/or services provided by any Significant Supplier that would reasonably be expected to result in a material deterioration in, or termination of, the business relationship between the Company or the Company Subsidiary and such supplier.

3.29                           Customers.  Section 3.29 of the Company Disclosure Schedule sets forth the ten (10) largest customers of the Company and the Company Subsidiary, taken as a whole, for the year ended December 31, 2009 based on aggregate payments received from such customers by the Company and the Company Subsidiary during such period and any other key customers of the Company (collectively, the “Significant Customers”).  To the knowledge of the Company, since December 31, 2009 and through the date hereof, neither the Company nor the Company Subsidiary has received from any Significant Customer any notice that such customer will not continue as a customer of the Company or the Company Subsidiary (or the Surviving Corporation or Parent) after the Closing or that such customer intends to terminate or materially adversely modify its contract or business relationship with the Company or the Company Subsidiary.  As of the date of this Agreement, neither the Company nor the Company Subsidiary has any outstanding material disputes concerning its products and/or services with any Significant Customer that would reasonably be expected to result in a material deterioration in, or termination of, the business relationship between the Company or the Company Subsidiary and such customer.

3.30                           FCPA Compliance.  Neither the Company nor, to the knowledge of the Company, any of the directors, executive officers, agents or employees of the Company or the Company Subsidiary acting in his or her capacity as a director, executive officer, agent or employee of the Company or the Company Subsidiary (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees; (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977; (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties; or (e) has given anything of value, in whole or in part — including but not limited to any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature — to a foreign official, political party, or candidate for office, directly or indirectly, in order to obtain or retain business or have business directed to the Company.

3.31                           Export Control.  The Company has obtained such registrations, product classifications, approvals and agreements as are necessary for (a) exporting and re-exporting the Company’s or the Company Subsidiary’s products — including software, technology and necessary technical data — outside the United States in accordance with all applicable United States export control regulations; (b) importing the products and Software into any country in which the products and Software are now sold or licensed for use; and (c) providing access to any export-controlled software, technology, or technical data to non-U.S. persons, wherever located, except for any failure to have such export, import and access approvals as would not be material to the Company.  All such export, import, and access approvals in the United States and throughout the world are valid, current, outstanding and in full force and effect.  The Company has also fully disclosed to Parent any past or pending voluntary disclosures made or being made to any U.S. Government agency regarding export control issues and has fully disclosed to Parent any previous or pending penalties related to the export of the Company’s products and Software.  To the Company’s knowledge, none of the Company’s or the Company Subsidiary’s products have been exported or re-exported to destinations or individuals that would be unlawful under U.S. export control or export sanctions regulations.

3.32                           Product Warranties.  There are no pending or, to the knowledge of the Company, threatened suits, claims, actions, proceedings, hearings, notices of violation, investigations, arbitrations or demand letters against either the Company or the Company Subsidiary in respect of any warranty, or for injury to person or property of its employees or any third parties, arising from or relating to the sale of any Product or performance of any service by the Company or the Company Subsidiary, including claims in which a Product is alleged to have a Defect, and the Company’s and the Company Subsidiary’s aggregate liability for any warranty claims do not exceed the reserves therefor set forth on the Company Financial Statements.

3.33                           Company Expenses.  The aggregate amount of the Company’s Expenses does not exceed the Company Expense Cap as of the date of this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

Except as set forth in (i) the Disclosure Schedule delivered by Parent and the Purchaser to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”), which identifies items of disclosure by reference to a particular Section or subsection of this Agreement, or (ii) any other part of the Parent Disclosure Schedule where it is reasonably apparent from the face of such disclosure that such disclosure shall be deemed to be disclosed with respect to any other Section or Subsection of this Agreement, Parent and the Purchaser hereby represent and warrant to the Company as follows:

4.1                                 Organization and Qualification.  Each of Parent and the Purchaser is a corporation duly organized, validly existing and in corporate good standing under the laws of the state of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.  Each of Parent and the Purchaser is duly qualified to do business and is in corporate good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in corporate good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

4.2                                 Authority.  Each of Parent and the Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Offer and the Merger.  The execution and delivery of this Agreement and by each of Parent and Purchaser, as applicable, and the consummation by Parent and the Purchaser of the transactions contemplated hereby, including the Offer and the Merger, have been duly and validly authorized by all necessary corporation action, and no other corporate proceedings on the part of Parent or the Purchaser and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly authorized and validly executed and delivered by Parent and the Purchaser, and assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and the Purchaser, enforceable against Parent and the Purchaser in accordance with its terms, subject to the Bankruptcy and Equitable Exceptions.

4.3                                 No Conflict.  None of the execution, delivery or performance of this Agreement by Parent or the Purchaser, the acceptance for payment or acquisition of Shares pursuant to the Offer, the consummation by Parent or the Purchaser of the Merger or any other transaction contemplated by this Agreement, or compliance by Parent or the Purchaser with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) conflict with or violate any provision of the certificate of incorporation or by-laws of Parent or the Purchaser; (b) assuming that all consents, approvals, authorizations and permits described in Section 4.4 have been obtained and all filings and notifications described in Section 4.4 have been made, conflict with or violate any Law applicable to Parent or the Purchaser or any other Subsidiary of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”) or any of their respective properties or assets; or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of Parent, the Purchaser or any Parent Subsidiary pursuant to, any Contract or permit to which Parent, the Purchaser or any Parent Subsidiary is a party or by which they or any of their respective properties or assets may be bound or affected, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences or Liens which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

4.4                                 Required Filings and Consents.  None of the execution, delivery or performance of this Agreement by Parent and the Purchaser, the acceptance for payment or acquisition of Shares pursuant to the Offer, the consummation by Parent and the Purchaser of the Merger or any other transaction contemplated by this Agreement, or compliance by Parent or the Purchaser with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity or any other Person, other than (a) the filing and recordation of the Certificate of Merger as required by the DGCL, (b) compliance with the applicable requirements of the Exchange Act, (c) compliance with the applicable requirements of the Securities Act, (d) compliance with any applicable state securities or Blue Sky Laws, (e) filings with the SEC as may be required by Parent or the Purchaser in connection with this Agreement and the transactions contemplated hereby, (f) such filings as may be required under the rules and regulations of the New York Stock Exchange, and (g) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity or any other Person, individually or in the aggregate, has not has and would not reasonably be expected to have a Parent Material Adverse Effect.

4.5                                 Litigation.

(a)                                  There is no suit, claim, action, proceeding, hearing, notice of violation, investigation, arbitration or demand letter pending or, to the knowledge of Parent, threatened against or affecting Parent or the Purchaser, or, to the knowledge of Parent, any executive officer or director of Parent or the Purchaser, that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, challenges the validity or propriety of the Offer or the Merger, or otherwise seeks to prevent or materially delay consummation of the Offer or the Merger or performance by Parent and the Purchaser of their material obligations under this Agreement.

(b)                                 Neither Parent nor the Purchaser is subject to any outstanding order, writ, injunction, judgment, decree or arbitration ruling, award or other finding that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

4.6                                 Information in the Proxy Statement.  The information supplied by Parent or the Purchaser in writing expressly for inclusion or incorporation by reference in the Proxy Statement (and any amendment thereof or supplement thereto) will not, at the date mailed to the Company’s stockholders and at the time of the meeting of the Company’s stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

4.7                                 Information in the Offer Documents and the Schedule 14D-9.  The Offer Documents (and any amendment thereof or supplement thereto) will not, when filed with the SEC, at the time of distribution or dissemination thereof to the stockholders of the Company, and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or the Purchaser with respect to statements made in the Offer Documents based on information supplied by the Company in writing expressly for inclusion therein.  The Offer Documents will comply as to form in all material respects with the provisions of the Exchange Act and any other applicable federal securities laws.

4.8                                 Ownership of Company Capital Stock.  Neither Parent nor the Purchaser is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

4.9                                 Sufficient Funds.  Parent and the Purchaser will have all of the funds available as and when needed that are necessary to consummate the Offer and the Merger and to perform their respective obligations under this Agreement.

4.10                           Ownership of the Purchaser; No Prior Activities.

(a)                                  The Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

(b)                                 Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, the Purchaser has not and will not prior to the Closing Date have incurred, directly or indirectly, through any Subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

4.11                           Management Arrangements.  As of the date hereof, except as previously disclosed to the Company, none of Parent or the Purchaser, or their respective executive officers, directors or affiliates, has entered into any agreement, arrangement or understanding with any of the executive officers, directors or affiliates of the Company that is currently in effect or would become effective in the future (upon consummation of the Offer or the Merger or otherwise) and that would be required to be disclosed under Item 1005(d) of Regulation M-A under the Exchange Act.

4.12                           Brokers.  Neither Parent, the Purchaser nor any of their respective stockholders, directors, officers, employees or affiliates, has incurred or will incur on behalf of Parent, the Purchaser or any Parent Subsidiary, any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement.

4.13                           Acknowledgement of Disclaimer of Other Representations and Warranties. Parent and the Purchaser each acknowledges and agrees that none of the Company, the Company Subsidiary or any person authorized by the Company or the Company Subsidiary has made any representations or warranties other than those expressly set forth in Article 3 of this Agreement.

ARTICLE 5

COVENANTS

5.1                                 Conduct of Business by the Company Pending the Closing.  The Company agrees that, from the date of this Agreement through the earlier of the time the designees of Parent have been elected to, and shall constitute a majority of, the Company Board pursuant to Section 1.3 or the date of the valid termination of this Agreement in accordance with Section 7.1, except as set forth in Section 5.1 of the Company Disclosure Schedule or as expressly contemplated by any other provision of this Agreement, unless Parent shall otherwise agree in writing (which agreement shall not be unreasonably withheld, delayed or conditioned), the Company will, and will cause the Company Subsidiary to, (i) conduct its operations only in the ordinary and usual course of business consistent with past practice, (ii) use its commercially reasonable efforts to keep available the services of the current officers, key employees and consultants of the Company and each Company Subsidiary and preserve the goodwill and current relationships of the Company and each Company Subsidiary with customers, suppliers and other Persons with which the Company or the Company Subsidiary has significant business relations, (iii) use its commercially reasonable efforts to preserve substantially intact its business organization, and (iv) comply in all material respects with all applicable Laws.  Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1 of the Company Disclosure Schedule or as expressly contemplated by any other provision of this Agreement, the Company shall not (unless required by applicable Law), and shall not permit the Company Subsidiary to, from the date of this Agreement through the earlier of the time the designees of Parent have been elected to, and shall constitute a majority of, the Company Board pursuant to Section 1.3 or the date of the valid termination of this Agreement in accordance with Section 7.1, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)                                  amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(b)                                 issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of, or other Equity Interests in, the Company or the Company Subsidiary of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by Contract right), of the Company or the Company Subsidiary, other than the issuance of Shares upon the exercise of Company Options outstanding as of the date hereof in accordance with their terms;

(c)                                  sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets (including Intellectual Property Rights and Technology) of the Company or the Company Subsidiary, except pursuant to existing contracts or commitments or the sale or purchase of goods in the ordinary course of business consistent with past practice, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice other than transactions between the Company Subsidiary and the Company;

(d)                                 declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by the Company Subsidiary to the Company) or enter into any agreement with respect to the voting or registration of its capital stock;

(e)                                  reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or any other securities, except for Shares repurchased from employees or former employees of the Company or the Company Subsidiary upon the exercise of repurchase rights pursuant to and in accordance with the terms of an agreement in effect on the date of this Agreement so long as the repurchase price is equal to or less than the Offer Price;

(f)            merge or consolidate the Company or the Company Subsidiary with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or the Company Subsidiary;

(g)           acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets, other than acquisitions of inventory in the ordinary course of business consistent with past practice;

(h)           incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person (other than the Company Subsidiary) for borrowed money;

(i)            make any loans, advances or capital contributions to, or investments in, any other Person (other than the Company Subsidiary), other than advances to employees in respect of travel and other expenses in the ordinary course of business consistent with past practice;

(j)            terminate, cancel, renew, or request or agree to any material change in or waiver under any Company Material Contract, or enter into or amend any Contract that, if existing on the date hereof, would be a Company Material Contract, in each case other than in the ordinary course of business consistent with past practice;

(k)           make or authorize any capital expenditure in excess of the Company’s capital expenditure budget as disclosed to Parent prior to the date hereof;

(l)            except to the extent required by (i) applicable Law, (ii) the existing terms of any Company Benefit Plan described in Section 3.12(a) of the Company Disclosure Schedule or (iii) contractual commitments or corporate policies with respect to compensation, severance or termination pay in existence on the date of this Agreement as disclosed in Section 3.12(a) of the Company Disclosure Schedule: (A) increase the compensation or benefits payable or to become payable to its directors, officers or employees (except for increases in the ordinary course of business consistent with past practice in salaries or wages of employees (other than officers) of the Company or the Company Subsidiary); (B) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or employee of the Company or the Company Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by the terms of a collective bargaining agreement in existence on the date of this Agreement; (C) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan; or (D) terminate the employment of any officer of the Company or the Company Subsidiary;

(m)          forgive any loans to directors, officers, employees or any of their respective affiliates;

(n)           (i) pre-pay any long-term debt; (ii) waive, release, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms; (iii) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice; (iv) delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice; or (v) vary its inventory practices in any material respect from past practices;

(o)           make any change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Entity;

(p)           waive, release, assign, settle or compromise any material claims;

(q)           compromise, settle or agree to settle any suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $10,000 individually or $50,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or the Company Subsidiary;

(r)            (i) adopt or change its material Tax accounting policies, practices, principles, methods or procedures, or its annual accounting period, except as required by GAAP or applicable law, (ii) make or change any material Tax election, (iii) settle or compromise any Tax liability or enter into any closing agreement or similar agreement or arrangement with respect to Taxes that are material in amount, (iv) enter into any “reportable transaction” as defined in Section 6707A of the Code or (v) consent to any extension or waiver of any limitation period with respect to any claim or assessment for Taxes that are material in amount;

(s)           write up, write down or write off the book value of any assets, in the aggregate, in excess of $50,000, except for depreciation and amortization in accordance with GAAP consistently applied;

(t)            take any action to exempt or make not subject to (i) the provisions of Section 203 of the DGCL or (ii) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than Parent, the Purchaser and any Parent Subsidiary) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

(u)           take any action that is intended or would reasonably be expected to result in any of the conditions to the Offer set forth in Annex I or the conditions to the Merger set forth in Article 6 not being satisfied;

(v)           convene any regular or special meeting (or any adjournment thereof) of the stockholders of the Company other than a stockholder meeting to adopt this Agreement and approve the Merger (if such a meeting is required by applicable Law);

(w)          fail to keep in force insurance policies or replacement or revised provisions providing insurance coverage with respect to the assets, operations and activities of the Company and the Company Subsidiary as are currently in effect;

(x)            authorize or enter into any Contract or otherwise make any commitment to do any of the foregoing; or

(y)           pay a premium or any excess or bonus payment above standard rates and fees to any of its counsel, accountants, investment bankers, financing sources, experts or consultants.

5.2           Cooperation. The Company and Parent shall coordinate and cooperate in connection with (a) the preparation of the Offer Documents, the Schedule 14D-9, the Proxy Statement and any Other Filings, (b) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions are required to be taken under, or consents, approvals or waivers are required to be obtained from parties to, any Company Material Contracts, in connection with the Offer, the Merger or the other transactions contemplated by this Agreement, and (c) timely taking any such actions, seeking any such consents, approvals or waivers or making any such filings or furnishing information required in connection therewith or with the Offer Documents, the Schedule 14D-9, the Proxy Statement or any Other Filings.

5.3           Access to Information; Confidentiality.

(a)           Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or the Company Subsidiary is a party (which such Person shall use its commercially reasonable efforts to cause the counterparty thereto to waive), from the date of this Agreement to the Effective Time, the Company shall, and shall cause the Company Subsidiary and each of their respective directors, officers, employees, accountants, consultants, legal counsel, advisors, agents and other representatives, (collectively, “Company Representatives”) to:  (i) provide to Parent and the Purchaser and their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, the “Parent Representatives”) access at reasonable times upon prior notice to the officers, employees, agents, Significant Customers, Significant Suppliers, properties, offices and other facilities of the Company and the Company Subsidiary and to the books and records thereof (including Tax Returns) (provided that, with respect to access to Significant Customers and Significant Suppliers, the Company and the Company Representatives shall only be required to use commercially reasonable efforts to provide such access); and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, Personnel and other aspects of the Company and the Company Subsidiary as Parent or the Parent Representatives may reasonably request. No investigation conducted pursuant to this Section 5.3(a) shall affect or be deemed to modify or limit any representation or warranty made by the Company in this Agreement.

(b)           With respect to the information disclosed pursuant to Section 5.3(a), Parent shall comply with, and shall cause the Parent Representatives to comply with, all of its obligations under the Unilateral Confidentiality and Non-Disclosure Agreement effective November 24, 2009, by and between the Company and Parent (the “Confidentiality Agreement”).

5.4           No Solicitation of Transactions.

(a)           Subject to Section 5.4(b), from and after the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article 7, the Company shall not, and shall cause the Company Subsidiary and the Company Representatives not to, directly or indirectly:  (i) initiate, solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, any Acquisition Proposal or engage in any discussions or negotiations with any Person with respect thereto (for the avoidance of doubt, it is understood that the foregoing shall not prohibit the Company or any of its advisors or representatives from making such Person aware of the restrictions of this Section 5.4 in response to the receipt of an Acquisition Proposal, nor shall it prohibit the Company from engaging in discussions with its advisors or representatives to the extent reasonably necessary to assist the Company in determining how to properly respond to such Acquisition Proposal), or otherwise cooperate with or assist or participate in or knowingly facilitate any such inquiries, proposals, offers, discussions or negotiations, (ii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal, (iii) withdraw, change, amend, modify or qualify, or propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to Parent or the Purchaser, or otherwise make any public statement or proposal inconsistent with, the Company Board Recommendation, (iv) enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (v) formally resolve or agree to do any of the foregoing (any action or failure to act set forth in the foregoing clauses (ii), (iii) or (v) (to the extent related to the foregoing clauses (ii) or (iii)), a “Change of Board Recommendation”). The Company shall immediately cease and cause to be terminated any solicitation, knowing encouragement, discussion or negotiation with any Person conducted prior to the date of this Agreement by the Company, the Company Subsidiary or any of the Company Representatives with respect to any Acquisition Proposal and shall promptly request the return or destruction of all confidential information provided by or on behalf of the Company or the Company Subsidiary to such Person provided in connection with any Acquisition Proposal or the consideration thereof.

(b)           Notwithstanding anything to the contrary contained in Section 5.4(a), if at any time following the date hereof and prior to the Acceptance Time (i) the

Company has received a bona fide written Acquisition Proposal from a third party, (ii) the Company has not breached this Section 5.4 in any material respect or otherwise in any respect with respect to such Acquisition Proposal, (iii) the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal and (iv) after consultation with its outside counsel, the Company Board determines in good faith that failure to take such action  would be inconsistent  with its fiduciary duties to the stockholders of the Company under applicable Law, then the Company may (A) furnish information with respect to the Company and the Company Subsidiary to the Person making such Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided that the Company (x) will not, and will not allow the Company Subsidiary and the Company Representatives to, disclose any non-public information to such Person without first entering into an Acceptable Confidentiality Agreement and (y) will promptly provide to Parent any information concerning the Company or the Company Subsidiary provided to such other Person which was not previously provided to Parent.

(c)           The Company shall promptly (and in any event within 24 hours) notify Parent in the event that the Company, the Company Subsidiary or any Company Representative receives (i) any Acquisition Proposal or indication by any Person that it is considering making an Acquisition Proposal, (ii) any request for non-public information relating to the Company or the Company Subsidiary other than requests for information in the ordinary course of business consistent with past practice and unrelated to an Acquisition Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal.  The Company shall notify Parent promptly (and in any event within 24 hours) with the identity of such Person and a copy of such Acquisition Proposal, indication, inquiry or request (or, where no such copy is available, a reasonably detailed description of such Acquisition Proposal, indication, inquiry or request), including any modifications thereto.  The Company shall keep Parent reasonably informed (orally and in writing) on a current basis (and in any event at Parent’s request and otherwise no later than 24 hours after the occurrence of any material changes, developments, discussions or negotiations) of the status of any Acquisition Proposal, indication, inquiry or request (including the terms and conditions thereof and of any material modification thereto), and any material developments, discussions and negotiations, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions.  Without limiting the foregoing, the Company shall provide at least three (3) Business Days’ prior written notice to Parent before beginning to provide information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.4(b).  The Company shall not, and shall cause the Company Subsidiary not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement (other than confidentiality agreements entered into with customers and suppliers in the ordinary course of business consistent with past practice), and neither the Company nor the Company Subsidiary is party to any agreement, which prohibits the Company from providing such information to Parent. The Company shall not, and shall cause the Company Subsidiary not to, terminate, waive, amend or modify any provision of, or grant permission under, any standstill or confidentiality agreement to which the Company or the Company Subsidiary is a party, and the Company shall, and shall cause the Company Subsidiary to, enforce the provisions of any such agreement.

(d)           Notwithstanding anything to the contrary contained in Section 5.4(a), if the Company receives an Acquisition Proposal which the Company Board concludes in good faith, after consultation with outside counsel and its financial advisors, constitutes a Superior Proposal, after giving effect to all of the adjustments to the terms of this Agreement which may be offered by Parent (including pursuant to clause (ii) below), the Company Board may at any time prior to the Acceptance Time, if it determines in good faith, after consultation with outside counsel, that failure to take such action  would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, (x) effect a Change of Board Recommendation with respect to such Superior Proposal and (y) if it so chooses, terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company pays the Expense Reimbursement Amount and the Termination Fee and otherwise complies with the provisions of Section 7.1(e) and Section 7.2; and provided further that the Company Board may not withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless (A) the Company shall not have breached this Section 5.4 in any material respect or otherwise in any respect with respect to such Superior Proposal and (B):

(i)            the Company shall have provided prior written notice to Parent, at least five (5) Business Days in advance (the “Notice Period”), of its intention to take such action with respect to such Superior Proposal, which notice shall specify the material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, including the definitive agreement with respect to such Superior Proposal (the “Alternative Acquisition Agreement”); and

(ii)           prior to effecting such Change of Board Recommendation or terminating this Agreement to enter into the Alternative Acquisition Agreement, the Company shall, and shall cause the Company Representatives to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.4(d) with respect to such new written notice.

(e)           The Company agrees that any violation of the restrictions set forth in this Section 5.4 by any of the Company Representatives shall be deemed to be a material breach of this Agreement (including this Section 5.4) by the Company.

(f)            Nothing contained in this Section 5.4 shall prohibit the Company Board from disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act; provided, however, that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, an express rejection of any applicable Acquisition Proposal or an express reaffirmation of its recommendation to its stockholders in favor of the Offer shall be deemed to be a Change of Board Recommendation (including for purposes of Section 7.1(d)).

(g)           Nothing contained in this Agreement shall prohibit or restrict the Company Board, in circumstances not involving or relating to any Acquisition Proposal, from effecting a Change of Board Recommendation in response to the occurrence of a Company Intervening Event if (and only if):  (i) the Company Board concludes in good faith, after consultation with outside counsel, that such action is necessary to comply with its fiduciary duties to the stockholders of the Company under applicable Law; (ii) the Company provides Parent at least five (5) Business Days’ prior written notice describing the Company Intervening Event and advising Parent that the Company Board intends to take such action and specifying the reasons therefor in reasonable detail; (iii) during the five (5) Business Days following such written notice, the Company and the Company Representatives have negotiated with Parent in good faith (to the extent Parent desires to negotiate) regarding any revisions to the terms and conditions of this Agreement proposed by Parent in response to such Company Intervening Event; and (iv) at the end of the five (5) Business Day period described in the foregoing clause (iii), the Company Board concludes in good faith, after consultation with outside counsel (and taking into account any adjustment or modification of the terms and conditions of this Agreement proposed by Parent), that a Company Intervening Event continues to exist and that a Change of Board Recommendation is necessary to comply with its fiduciary duties to the stockholders of the Company under applicable Law.

5.5           Appropriate Action; Consents; Filings.

(a)           The Company and Parent shall use their commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including without limitation the Offer and the Merger, and (iii) as promptly as reasonably practicable, make all necessary filings, and thereafter make any other required submissions, and pay any fees due in connection therewith, with respect to this Agreement, the Offer and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities Laws, and (B) any other applicable Law;  provided, that the Company and Parent shall cooperate with each other in connection with (x) preparing and filing the Offer Documents, the Schedule 14D-9, the Proxy Statement and any Other Filings, (y) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, in connection with the consummation of the Offer or the Merger and (z) seeking any such actions, consents, approvals or waivers or making any such filings.  The Company and Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

(b)           The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third party consents, (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) required to be disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, or (iii) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time; provided, however that the Company and Parent shall coordinate and cooperate in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts in connection with consummation of the Offer or the Merger and seeking any such actions, consents, approvals or waivers.  In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 5.5(b), such party shall use its commercially reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result, after the consummation of the Offer or the Effective Time, from the failure to obtain such consent.

(c)           Without limiting the generality of anything contained in this Section 5.5, each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Entity with respect to the Offer, the Merger or any of the other transactions contemplated by this Agreement; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding; and (iii) promptly inform the other parties of any communication to or from any Governmental Entity regarding the Offer or the Merger.  Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Offer, the Merger or any of the other transactions contemplated by this Agreement. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or legal proceeding, each party hereto will permit authorized representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or legal proceeding.

(d)           Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person with respect to the Offer or the Merger, (i) without the prior written consent of Parent, none of the Company or the Company Subsidiary shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person, and (ii) neither Parent nor the Purchaser shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.

(e)           Notwithstanding anything to the contrary in this Agreement, in connection with the receipt of any necessary approvals or clearances of a Governmental Entity, neither Parent nor the Company (nor any of their respective Subsidiaries or affiliates) shall be required to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their businesses in a specified manner, or enter into or agree to enter into a voting trust arrangement, proxy arrangement, “hold separate” agreement or arrangement or similar agreement or arrangement with respect to the assets, operations or conduct of their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of Parent, the Company or their respective Subsidiaries or affiliates. For the avoidance of doubt, nothing contained in this Agreement shall restrict Parent from developing, soliciting, considering, communicating, exchanging or furnishing information, negotiating, disclosing, entering into or consummating potential or definitive strategic transactions through both internally generated and third-party proposals, provided that Parent has complied with the restrictions of the Confidentiality Agreement.

(f)            Prior to the Acceptance Time, the Company Board (or, if appropriate, any committee thereof) shall adopt resolutions and take all other actions necessary to terminate, effective upon the Acceptance Time, the reservation of Shares for issuance upon the exercise of the Company Warrant, the Company Options and the Company Debenture so as to cause such authorized but unissued Shares to be available for issuance to the Purchaser as Top-Up Option Shares.

(g)           The Company will, and will cause the Company Subsidiary to, use its reasonable best efforts to cause the aggregate amount of the Company’s Expenses not to exceed the Company Expense Cap at any time on or after the date hereof.

5.6           Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (a) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Offer, the Merger or any other transaction contemplated by this Agreement not to be satisfied or (b) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Offer, the Merger or any other transaction contemplated by this Agreement not to be satisfied;  provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

5.7           Public Announcements.  Each of the Company, Parent and the Purchaser agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance.  The Company, Parent and the Purchaser agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of, and shall not be issued prior to the approval of each of, the Company and Parent.

5.8           Employee Benefit Matters.

(a)           With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any Parent Subsidiary in which any director, officer or employee of the Company or the Company Subsidiary (the “Company Employees”) become participants on or after the Effective Time (collectively, “Parent Benefit Plans”), Parent shall, or shall cause the Surviving Corporation to, recognize all service of the Company Employees with the Company, the Company Subsidiary, or any ERISA Affiliate, as the case may be, for vesting and eligibility purposes (but not for accrual purposes, except for vacation and severance, if applicable) in any Parent Benefit Plan.  With respect to any Parent Benefit Plan that is a “group health plan” (within the meaning of Section 5000(b)(1) of the Code), Parent shall, to the extent permissible under applicable law, provide for the waiver of any pre-existing condition exclusions or waiting periods for the Company Employees.

(b)           No later than five Business Days prior to its distribution, the Company and the Company Subsidiary shall provide Parent with a copy of any communication intended to be made to any of their respective employees relating to the transactions contemplated hereby other than communications that are not materially different from communications previously provided to Parent, and will provide an opportunity for Parent to make reasonable revisions thereto.

(c)           This Section 5.8 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.8, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.8.

5.9           Indemnification of Directors and Officers.

(a)           For a period of six years from and after the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless all past and present directors, officers and employees of the Company to the same extent such Persons are indemnified as of the date of this Agreement by the Company pursuant to applicable Law, the Company Certificate, the Company Bylaws and indemnification agreements, if any, in existence on the date of this Agreement with any directors, officers and employees of the Company arising out of acts or omissions in their capacity as directors, officers or employees of the Company or the Company Subsidiary occurring at or prior to the Effective Time.  Parent and the Surviving Corporation shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any claims, action, suit, proceeding or investigation with respect to the matters subject to indemnification pursuant to this Section 5.9(a) in accordance with the procedures set forth in the Company Certificate, the Company Bylaws and indemnification agreements, if any, in existence on the date of this Agreement; provided, however, that the director, officer or employee of the Company to whom expenses are advanced undertakes to repay such advanced expenses to Parent and the Surviving Corporation within five Business Days if it is ultimately determined that such director, officer or employee is not entitled to indemnification pursuant to this Section 5.9(a).

(b)                                 For a period of six years from and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of directors, officers and employees of the Company for periods at or prior to the Effective Time than are currently set forth in the Company Certificate and the Company Bylaws.  The indemnification agreements, if any, in existence on the date of this Agreement with any of the directors, officers or employees of the Company shall continue in full force and effect in accordance with their terms following the Effective Time.

(c)                                  For six years from and after the Effective Time, the Surviving Corporation shall maintain for the benefit of the Company’s directors and officers, as of the date of this Agreement and as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy (true and complete copies which have been previously provided to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 150% of the last annual premium paid prior to the date of this Agreement, which premium the Company represents and warrants to be approximately $75,000.  The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement.  If such prepaid policies have been obtained prior to the Effective Time, the Surviving Corporation shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d)                                 In the event Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.9.

(e)                                  The obligations under this Section 5.9 shall not be terminated or modified in such a manner as to adversely affect in any material respect any indemnitee to whom this Section 5.9 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9).

5.10                        State Takeover Laws.  If any “control share acquisition”, “fair price”, “business combination” or other anti-takeover Laws becomes or is deemed to be applicable to the Company, Parent or the Purchaser, the Offer, the Merger or the Top-Up Option, including the acquisition of Shares pursuant thereto, or the Related Agreements or any other transaction contemplated by this Agreement, then the Company Board shall take all action necessary to render such Law inapplicable to the foregoing.

5.11                        Parent Agreement Concerning Purchaser.  Parent agrees to cause the Purchaser to comply with its obligations under this Agreement.

5.12                        Section 16 Matters.  Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Shares or Company Options pursuant to this Agreement in the Offer or the Merger shall be an exempt transaction for purposes of Section 16.

5.13                        Rule 14d-10(d) Matters.  Prior to the Acceptance Time, the Company (acting through the Compensation Committee of the Company Board) will take all such steps as may be required to cause each agreement, arrangement or understanding, if any, entered into by the Company or the Company Subsidiary on or after the date hereof with any of its officers, directors or employees pursuant to which consideration is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

5.14                        Tax Matters.

(a)                                 Any Tax Returns that must be filed in connection with any federal, state, local or foreign excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes and fees that may be imposed or assessed on the Company, the Purchaser or Parent as a result of the Offer or the Merger, together with any interest, additions or penalties with respect thereto (“Transfer Taxes”), shall be prepared by the party primarily or customarily responsible under applicable Law for filing such Tax Returns, and such party will use commercially reasonable efforts to provide such Tax Returns to the other party at least ten (10) Business Days prior to the date such Tax Returns are due to be filed.  The parties shall cooperate in the timely completion and filing of all such Tax Returns.

(b)                                 The Company shall deliver to the Purchaser (i) a certification dated not more than thirty (30) days prior to the Acceptance Time and (ii) if the certification delivered pursuant to clause (i) is dated more than 30 days prior to the Effective Time, an additional certification dated not more than thirty (30) days prior to the Effective Time, in each case in a form acceptable to the Purchaser, signed by a duly authorized officer of the Company, and to the effect that the Shares are not “United States real property interests” within the meaning of section 897 of the Code.

ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE MERGER

6.1                               Conditions to Obligations of Each Party Under This Agreement.  The respective obligations of each party to consummate the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

(a)                                 This Agreement shall have been adopted and the Merger approved by the requisite vote of the stockholders of the Company, if required by applicable Law.

(b)                                 The Purchaser shall have accepted for payment, or caused to be accepted for payment, all Shares validly tendered and not withdrawn in the Offer.

(c)                                  The consummation of the Merger shall not then be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other Governmental Entity and there shall not be in effect any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger.

ARTICLE 7
TERMINATION, AMENDMENT AND WAIVER

7.1                               Termination.  This Agreement may be terminated, and the Merger contemplated hereby may be abandoned by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the Merger by the stockholders of the Company:

(a)                                 By mutual written consent of Parent and the Company, by action of their respective Boards of Directors, at any time prior to the Acceptance Time;

(b)                                 By either the Company or Parent, if the Offer (as it may have been extended pursuant to Section 1.1) expires as a result of the non-satisfaction of any condition to the Offer set forth in Annex I or is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder;  provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose material breach of this Agreement has been the primary cause or primarily resulted in the non-satisfaction of any condition to the Offer set forth in Annex I or the termination or withdrawal of the Offer pursuant to its terms without any Shares being purchased thereunder;

(c)                                  By either the Company or Parent, if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting (i) prior to the Acceptance Time, the acceptance for payment of, or payment for, Shares pursuant to the Offer or (ii) prior to the Effective Time, the Merger, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the party seeking to terminate this Agreement shall have used its commercially reasonable efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.5); provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the principal cause of, or resulted in, the existence of the order, decree, ruling or other action.

(d)                                 By Parent, at any time prior to the Acceptance Time if (i) a Change of Board Recommendation (or any action by any committee of the Company Board which, if taken by the full Company Board, would be a Change of Board Recommendation) shall have occurred (whether or not in compliance with Section 5.4), (ii) the Company or the Company Board (or any committee thereof) shall (A) approve, adopt or recommend any Acquisition Proposal or (B) approve or recommend, or enter into or allow the Company or the Company Subsidiary to enter into, a letter of intent, agreement in principle or definitive agreement relating to an Acquisition Proposal, (iii) within five (5) Business Days of the date any Acquisition Proposal or any material modification thereto is first published, sent or given to the stockholders of the Company, or otherwise within five (5) Business Days following Parent’s written request, the Company fails to issue a press release that expressly reaffirms the Company Board Recommendation, (iv) if any tender offer or exchange offer is commenced that, if successful, would result in any Person or group becoming the beneficial owner of twenty percent (20%) or more of the outstanding Shares, and the Company Board shall not have recommended that the Company’s stockholders reject such tender offer or exchange offer and not tender their Shares into such tender offer or exchange offer within ten (10) Business Days after commencement of such tender offer or exchange offer, (v) the Company shall have breached in any material respect any of its obligations under Section 5.4, (vi) the Company shall have failed to include the Company Board Recommendation in the Schedule 14D-9 or to permit Parent to include the Company Board Recommendation in the Offer Documents, or (vii) the Company or the Company Board (or any committee thereof) shall authorize or publicly propose to do any of the foregoing;

(e)                                  By the Company, at any time prior to the Acceptance Time if the Company Board determines to accept a Superior Proposal, but only if the Company shall have complied in all respects with its obligations under Section 5.4 with respect to such Superior Proposal (and any Acquisition Proposal that was a precursor thereto) and is otherwise permitted to accept such Superior Proposal pursuant to Section 5.4(d); provided, however, that the Company shall simultaneously with such termination pay the Expense Reimbursement Amount and the Termination Fee to Parent;

(f)                                   By Parent, unless at such time the Company were entitled to terminate this Agreement pursuant to Section 7.1(g), at any time prior to the Acceptance Time if: (i) there shall be an Uncured Inaccuracy in any representation or warranty of the Company contained in this Agreement or breach of any covenant of the Company contained in this Agreement, in any case, such that any condition to the Offer contained in paragraph (b)(iii) or (b)(iv) of Annex I is not or would reasonably be likely to not be satisfied, (ii) Parent shall have delivered to the Company written notice of such Uncured Inaccuracy or breach, and (iii) either such Uncured Inaccuracy or breach is not capable of cure or at least thirty (30) days shall have elapsed since the date of delivery of such written notice to the Company and such Uncured Inaccuracy or breach shall not have been cured in all material respects;

(g)                                  By the Company, unless at such time Parent were entitled to terminate this Agreement pursuant to Section 7.1(f), at any time prior to the Acceptance Time if: (i) there shall be an Uncured Inaccuracy in any representation or warranty of Parent or the Purchaser contained in this Agreement or breach of any covenant of Parent or the Purchaser contained in this Agreement that shall have had or is reasonably like to have, individually or in the aggregate, a material adverse effect upon Parent’s or the Purchaser’s ability to consummate the Offer or the Merger, (ii) the Company shall have delivered to Parent written notice of such Uncured Inaccuracy or breach, and (iii) either such Uncured Inaccuracy or breach is not capable of cure or at least thirty (30) days shall have elapsed since the date of delivery of such written notice to Parent and such Uncured Inaccuracy or breach shall not have been cured in all material respects;

(h)                                 By either Parent or the Company if the Acceptance Time shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement under this Section 7.1(h) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Acceptance Time to have occurred on or before the Outside Date; provided, further, that Parent’s right to terminate this Agreement under this Section 7.1(h) shall not be available during the Cure Period Extension; or

(i)                                     By the Company at any time prior to the Acceptance Time if (i) the Purchaser terminates or makes any change to the Offer in material violation of the terms of this Agreement or (ii) the Purchaser shall fail to accept for payment and pay for shares validly tendered and not withdrawn in the Offer subject to the terms of and in accordance with Section 1.1, and at such time all of the conditions set forth on Annex I are satisfied; provided that the Company shall not have the right to terminate this Agreement pursuant to Section 7.1(i) if the Company is then in material breach of any of its material covenants, agreements, representations or warranties contained in this Agreement.

7.2                               Effect of Termination.

(a)                                 In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, the Purchaser or the Company or their respective Subsidiaries, officers, directors or representatives except (i) with respect to Section 5.3(b), Section 5.4, Section 5.7, this Section 7.2 and Article 8 and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

(b)                                 Parent and the Company agree that:

(i)                                     if this Agreement is terminated (x) by Parent pursuant to Section 7.1(d), Section 7.1(f) (but solely as a result of a breach by the Company of a covenant or an agreement set forth in this Agreement) or Section 7.1(h) (and at such time there shall be a failure of the condition specified in paragraph (b)(iv) of Annex I), (y) by Company pursuant to Section 7.1(e) or Section 7.1(h) (and at such time there shall be a failure of the condition specified in paragraph (b)(iv) of Annex I), or (z) by Parent or the Company pursuant to Section 7.1(b) and at such time there shall be a failure of the condition specified in paragraph (b)(iv) of Annex I, then the Company shall pay to Parent an amount equal to the Purchaser Expenses, not to exceed $860,000 in the aggregate plus the amount of any additional Purchaser Expenses incurred as a result of the Cure Period Extension; provided, however, that in the event this Agreement is terminated pursuant to Section 7.1(b) or Section 7.1(h) as described in this sentence, the Company shall not be required to make such payment unless prior to such termination Parent shall have delivered to the Company written notice of such breach, and either such breach is not capable of cure or such breach shall not have been cured in all material respects prior to the earlier of (I) the Expiration Date at the time of such notice and (II) thirty (30) days after such notice to the Company; and

(ii) in the event that this Agreement is terminated (x) by Parent or the Company pursuant to Section 7.1(b) by reason of a failure of the Minimum Condition or a failure of any of the conditions specified in paragraphs (b)(iii), (b)(vi) or (b)(vii) of Annex I, (y) by Parent pursuant to Section 7.1(f) or Section 7.1(h) (other than as a result of circumstances obligating payment under clause (i) of this Section 7.2(b)), or (z) by the Company pursuant to Section 7.1(h) (other than as a result of circumstances obligating payment under clause (i) of this Section 7.2(b)), and prior to the date of termination of this Agreement an Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the senior management of the Company or the Company Board, then the Company shall pay to Parent an amount equal to the Purchaser Expenses, not to exceed $860,000 in the aggregate plus the amount of any additional Purchaser Expenses incurred as a result of the Cure Period Extension, no later than two (2) days after the earlier to occur of (A) the date of entrance by the Company or the Company Subsidiary into an agreement concerning a transaction that constitutes an Acquisition Proposal (provided that for purposes of this Section 7.2(b), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 8.4, except that the references to “25%” shall be deemed to be references to 50%) or (B) the date any Person or group (other than Parent or any Parent Subsidiary) purchases (in one or a series of transactions) assets of the Company or the Company Subsidiary representing 50% or more of the consolidated assets of the Company and the Companies Subsidiaries or Equity Interests representing 50% or more of the voting power of the Company; provided that any agreement or purchase referred to in clauses (A) and (B) of this sentence is entered into or completed by the Company or the Company Subsidiary within 12 months of the termination of this Agreement, or if there is no such agreement with respect to a purchase contemplated by clause (B), any tender, exchange or other offer or arrangement for the Company’s voting securities is first publicly announced within 12 months of such termination of this Agreement.

For purposes of this Section 7.2, the term “Purchaser Expenses” shall mean and refer to those Expenses of Parent and the Purchaser described in clause (i) of the definition of Expenses. The amount required to be paid pursuant to this Section 7.2(b) hereinafter shall be referred to as the “Expense Reimbursement Amount”.

(c)                                  Payment of the Expense Reimbursement Amount pursuant to Section 7.2(b) shall be made not later than two Business Days after delivery to the Company of notice of demand for payment setting forth in reasonable detail all included Purchaser Expenses.

(d)                                 In addition to any payment required by the foregoing provisions of this Section 7.2: (i) in the event that this Agreement is terminated pursuant to Section 7.1(d) or Section 7.1(e), then the Company shall pay to Parent immediately prior to such termination, in the case of a termination by the Company, or within two Business Days thereafter, in the case of a termination by Parent, a termination fee of $860,000 (subject to adjustment as described below, the “Termination Fee”); (ii) in the event that this Agreement is terminated pursuant to Section 7.1(b), Section 7.1(f) or Section 7.1(h), and prior to the date of termination of this Agreement an Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the senior management of the Company or the Company Board, then the Company shall pay Parent, no later than two (2) days after the earlier to occur of (A) the date of entrance by the Company or the Company Subsidiary into an agreement concerning a transaction that constitutes an Acquisition Proposal (provided that for purposes of this Section 7.2(d), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 8.4, except that the references to “25%” shall be deemed to be references to 50%) or (B) the date any Person or group (other than Parent or any Parent Subsidiary) purchases (in one or a series of transactions) assets of the Company or the Company Subsidiary representing 50% or more of the consolidated assets of the Company and the Companies Subsidiaries or Equity Interests representing 50% or more of the voting power of the Company; provided that any agreement or purchase referred to in clauses (A) and (B) of this sentence is entered into or completed by the Company or the Company Subsidiary within 12 months of the termination of this Agreement, or if there is no such agreement with respect to a purchase contemplated by clause (B), any tender, exchange or other offer or arrangement for the Company’s voting securities is first publicly announced within 12 months of such termination of this Agreement, then in either such case, the Termination Fee; provided, however, that in no event shall the sum of the Termination Fee and the Expense Reimbursement Amount exceed $1,000,000 (and the amount of any such excess shall reduce the amount of the Termination Fee on a dollar-for-dollar basis).

(e)                                  All payments under this Section 7.2 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent.

(f)                                   Each of the Company, Parent and the Purchaser acknowledges that (i) the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, Parent, the Purchaser and the Company would not enter into this Agreement and (iii) the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and the Purchaser in the circumstances in which such Termination Fee is payable.

(g)                                  In the event that the Company shall fail to pay the Termination Fee and the Expense Reimbursement Amount when due, the Company shall reimburse Parent and the Purchaser for all reasonable costs and expenses actually incurred or accrued by Parent and the Purchaser (including reasonable Expenses of counsel) in connection with the collection under and enforcement of this Section 7.2, together with interest on the amount due pursuant to Section 7.2 from the date such payment was required to be made until the date of payment at a rate of ten percent (10%) per annum, or, if lower, the maximum rate permitted to be charged by applicable Law.

7.3                               Amendment.  Subject to Section 1.3(c), this Agreement may be amended by the Company, Parent and the Purchaser by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time;  provided, however, that, after any approval of the Merger by the Company’s stockholders, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

7.4                               Waiver.  Subject to Section 1.3(c), at any time prior to the Effective Time, Parent and the Purchaser, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any Uncured Inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement by the Company’s stockholders, there may not be any extension or waiver of this Agreement which decreases the Merger Consideration or which adversely affects the rights of the Company’s stockholders hereunder without the approval of such stockholders.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 8
GENERAL PROVISIONS

8.1                               Non-Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

8.2                               Fees and Expenses.  Subject to Section 7.2 hereof, all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same.

8.3                               Notices.  Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in Person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (ii) on the fifth Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier or (iv) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case as follows:

If to Parent or the Purchaser, addressed to it at:

IDEX Corporation
1925 West Field Court, Suite 200
Lake Forest, IL 60045
Tel:  847-498-7070
Fax:  847-498-9123
Attention:  General Counsel
Email:  fnotaro@idexcorp.com

with a copy to (for information purposes only):

Latham & Watkins LLP
233 South Wacker Drive, Suite 5800
Chicago, IL 60606
Tel:  312-876-7666
Fax:  312-993-9767
Attention:  Mark D. Gerstein
Email:  mark.gerstein@lw.com

and

Hodgson Russ LLP
One M & T Plaza, Suite 2000
Buffalo, NY 14203
Tel:  716-848-1277
Fax:  716-849-0349
Attention:  John P. Amershadian
Email:  jamersha@hodgsonruss.com

If to the Company, addressed to it at:

Microfluidics International Corporation

30 Ossipee Road
Newton, Massachusetts 02464
Tel:   617-969-5452
Fax:  617-658-6245
Michael C. Ferrara
Email:  MFerrara@mfics.com

with a copy to (for information purposes only):

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Tel:  617-348-1674
Fax:  617-542-2241

Attention: Jonathan L. Kravetz
Email:  jlkravetz@mintz.com

8.4                               Certain Definitions.  For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

“affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“Acquisition Proposal” means any offer or proposal concerning any (a) merger, consolidation, other business combination or similar transaction involving the Company or the Company Subsidiary, (b) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of the Company (including Equity Interests of a Company Subsidiary) or the Company Subsidiary representing 25% or more of the consolidated assets, revenues or net income of the Company and the Company Subsidiary, (c) issuance or sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) of Equity Interests representing 25% or more of the voting power of the Company then outstanding, (d) transaction in which any Person will acquire beneficial ownership or the right to acquire beneficial ownership or any group has been formed which beneficially owns or has the right to acquire beneficial ownership of, Equity Interests representing 25% or more of the voting power of the Company then outstanding or (e) any combination of the foregoing (in each case, other than the Offer and the Merger).

“Adverse Consequence” means a material impairment to the ownership or use of the assets or properties of the Company or the Company Subsidiary or the operation of the Business (as currently conducted), the creation or imposition of any liability in excess of $100,000 individually or in excess of $250,000 in the aggregate, or the imposition of a Criminal Penalty.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Blue Sky Laws” means any state securities, “blue sky” or takeover law.

“Business” means the business currently conducted by the Company or the Company Subsidiary in the design, development, research, manufacture, supply, distribution, sale, marketing, support and maintenance of high shear fluid processors.

“Business Day” has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

“Company Debenture” means that certain Convertible Debenture, dated November 14, 2008, in the original principal amount of $5,000,000.00 issued by the Company to GSP.

“Company Expense Cap” means $2,750,000.

“Company Intervening Event” means an event or circumstance material to the Company and the Company Subsidiary, taken as a whole (other than any event or circumstance resulting from a breach of this Agreement by the Company or the Company Subsidiary), that was unknown to the Company Board on the date hereof, which event or circumstance becomes known to the Company Board prior to the Acceptance Time; provided, however, that (i) in no event shall the receipt, existence or terms of any Acquisition Proposal, or any inquiry or matter relating thereto or consequence thereof, constitute a Company Intervening Event, (ii) in no event shall events or circumstances arising from the announcement or the existence of, or any action taken by either party pursuant to and in compliance with the terms of, this Agreement constitute a Company Intervening Event, (iii) in no event shall any event, change, effect, development, state of facts, condition, circumstance or occurrence that has an adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of Parent or any of the Parent Subsidiaries constitute a Company Intervening Event, and (iv) in no event shall any increase in the market price of the Company Common Stock, in and of itself, constitute a Company Intervening Event (provided that the event or circumstance underlying such increase in the market price of the Company Common Stock shall not be excluded, and may be taken into account, in determining whether there is a Company Intervening Event).

“Company Material Adverse Effect” means any change, event, development, condition, occurrence or effect that (i) is, or would reasonably be expected to be, materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and the Company Subsidiary, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) changes generally affecting the economy, financial markets, interest rates, credit markets, or political or regulatory conditions, to the extent such changes do not adversely affect the Company and the Company Subsidiary in a disproportionate manner relative to other participants in the industry in which the Company and the Company Subsidiary operate; (b) changes in the industries in which the Company and the Company Subsidiary operate, to the extent such changes do not adversely affect the Company and the Company Subsidiary in a disproportionate manner relative to other participants in such industries; (c) changes in the Company’s stock price or trading volume (but not the underlying cause of any such change); (d) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby; and (e) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) arising from allegations of a breach of fiduciary duty relating to the Offer, the Merger or in connection with any other transaction contemplated by this Agreement and as to which monetary damages are not sought or available, or (ii) prevents or materially delays, or would reasonably be expected to prevent or materially delay, consummation of the Offer or the Merger or performance by the Company of any of its material obligations under this Agreement. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge and agree that (A) subject to clause (B) of this sentence, any change, event, development, condition, occurrence or effect that, individually or in the aggregate with all other such changes, events, developments, conditions, occurrences or effects, results in, or would reasonably be expected to result in, for the 12-month period immediately following the date hereof, a decrease in the revenue of the Company of at least $2,000,000 or a decrease in the EBITDA of the Company of at least $750,000, in each case as compared to the Company’s revenue or EBITDA, as the case may be, for the 12-month period immediately prior to the date hereof, shall be deemed to constitute a Company Material Adverse Effect, and (B) the exceptions set forth in clauses (a) through (e) of the preceding sentence of this definition shall apply in determining whether or not there exists a deemed Company Material Adverse Effect provided for in clause (A) of this sentence.

“Company Subsidiary” means Microfluidics Corporation, a Delaware corporation.

“Company Warrant” means that certain Common Stock Purchase Warrant, dated November 14, 2008, issued by the Company to GSP.

“Contracts” means any of the agreements, arrangements, commitments, understandings, contracts, leases (whether for real or personal property), powers of attorney, notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, understandings, policies, purchase and sales orders, quotations and other commitments to which a Person is a party or to which any of the assets of such Person or its Subsidiaries are subject, whether oral or written, express or implied.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by Contract or credit arrangement or otherwise.

“Criminal Penalty” means any criminal sentence, penalty or fine or similar liability imposed upon any Person for such Person’s actions, omissions or violations.

“Defect” means a defect of any kind, whether in design, manufacture, processing or otherwise, including any dangerous propensity associated with any reasonably foreseeable use of a Product.

“Environmental Laws” means any and all international, federal, state, local or foreign Laws, statutes, ordinances, regulations, treaties, rules, judgments, orders, writs, injunctions, and consent decrees, which (a) regulate the protection or clean up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances; the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of Persons or property, including protection of the health and safety of employees; or (b) impose liability or responsibility with respect to any of the foregoing, including CERCLA, or any other law of similar effect.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor.

“Excess Company Expense Per Share Amount” means the quotient obtained by dividing (i) the amount of the Company’s Expenses less the Company Expense Cap by (ii) the sum of (x) 16,159,135 and (y) the quotient obtained by dividing (I) the amount of any accrued and unpaid interest on the outstanding principal amount of the Company Debenture in excess of $253,275 by (II) 1.25; provided, however, that in no event shall the Excess Company Expense Per Share Amount be a negative number.

“Expenses” includes (i) all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Offer Documents, Schedule 14D-9 and Proxy Statement and any solicitation of stockholder approvals and all other matters related to the transactions contemplated by this Agreement, (ii) any stay-bonus, transaction completion bonus or other similar payment (including change of control payments) made or required to be made to directors, officers or employees of the Company or the Company Subsidiary as a result of the transactions contemplated by this Agreement (other than as a result of Contracts made by the Surviving Corporation following the Closing or by Parent or the Purchaser), (iii) the sum of (A) the aggregate amount of all severance payments due (whether or not triggered in connection with the transactions contemplated by this Agreement) to employees of the Company or the Company Subsidiary pursuant to employment agreements less (B) $287,500.00; (iv) any payment made in consideration of the cancellation of Company Options in which the exercise price per Share is greater than the Merger Consideration; (v) any payment made in consideration of the cancellation of Company Options in which the exercise price per Share is equal to or less than the Merger Consideration if the gross amount of such payment exceeds the difference between the Merger Consideration and the exercise price per Share; (vi) the amount of any accrued and unpaid interest on the outstanding principal amount of the Company Debenture as of the Expiration Date in excess of $253,275; and (vii) the cost of the prepaid D&O Insurance policy referenced in Section 5.9(c).

“Fully Diluted Basis” means, as of any date, (i) the number of Shares then outstanding, plus (ii) the number of Shares the Company is then required to issue pursuant to options, rights or other obligations outstanding at such date under any employee stock option or other benefit plans or otherwise (assuming all options and other rights to acquire or obligations to issue such Shares are fully vested and exercisable and all Shares issuable at any time have been issued), including pursuant to the Company Stock Option Plans; provided, that Shares issuable with respect to the Company Debenture and the Company Warrant shall be excluded from such number.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means any nation, federal, state, county municipal, local or foreign government, or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government.

“group” has the meaning ascribed to such term in the Exchange Act, except where the context otherwise requires.

“Hazardous Substances” means any pollutant, chemical, substance that is subject to regulation, control or remediation under Environmental Laws and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, chemical compound, hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including without limitation, asbestos in any form, PCBs, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“Intellectual Property Rights” means all (a) U.S. and foreign patents and patent applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications, (b) U.S. and foreign trademarks, service marks, trade dress, logos, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (c) U.S. and foreign copyrights and rights under copyrights, whether registered or unregistered, including moral rights, and any registrations and applications for registration thereof, (d) U.S. and foreign mask work rights and registrations and applications for registration thereof, (e) rights in databases and data collections (including knowledge databases, customer lists and customer databases) under the laws of the United States or any other jurisdiction, whether registered or unregistered, and any applications for registration therefor; (f) trade secrets and other rights in know-how and confidential or proprietary information (including any business plans, designs, technical data, customer data, financial information, pricing and cost information, bills of material, or other similar information), (g) URL and domain name registrations, (h) inventions (whether or not patentable) and improvements thereto, (i) all claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing, and (j) other proprietary or intellectual property rights now known or hereafter recognized in any jurisdiction.

“IRS” means the United States Internal Revenue Service.

“knowledge” of a Person means the actual knowledge of any senior executive officer of the Person.

“Law” means any federal, state, local or foreign law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding, including any statute or implementing regulation administered by the United States Food and Drug Administration.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, condition, restriction, charge, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Other Filings” means all filings made by, or required to be made by, the Company with the SEC, other than the Schedule 14D-9 and the Proxy Statement.

“Parent Material Adverse Effect” means any change, event, development, condition, occurrence or effect that prevents or materially delays, or would reasonably be expected to prevent or materially delay, consummation of the Offer or the Merger or performance by Parent or the Purchaser of any of their material obligations under this Agreement.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided on the appropriate financial statements, and (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or other encumbrances arising by operation of Law.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Product” means any product designed, developed, manufactured, sold, supplied, marketed, distributed and/or otherwise introduced into the stream of commerce by or on behalf of the Company or the Company Subsidiary.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“senior executive officer” means, with respect to the Company, the following individuals: (a) Michael C. Ferrara, Chief Executive Officer; (b) Peter Byczko, Vice President of Finance and Controller (Chief Accounting Officer); (c) William (Bill) Conroy, Senior Vice President of Operations and Engineering; (d) Thomai (Mimi) Panagiotou, Chief Technology Officer; (e) William (Bill) Kober, Vice President of Sales — The Americas and Western Asia; and (f) Xavier Leroy, Vice President of Sales — EMEA and South East Asia.

“Software” means computer software, programs and databases in any form, including Internet web sites, web content and links, source code, executable code, tools, developers kits, utilities, graphical user interfaces, menus, images, icons, and forms, and all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations related thereto.

“Subsidiary” of Parent, the Company or any other Person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Superior Proposal” means a bona fide written Acquisition Proposal (except the references therein to “25%” shall be replaced by “75%”) made by a third party which was not solicited by the Company, the Company Subsidiary, any Company Representative or any other Company affiliate and which, in the good faith judgment of the Company Board (after consultation with its financial advisor and outside counsel), taking into account the various legal, financial and regulatory aspects of the proposal, including the financing terms thereof, and the Person making such proposal (a) if accepted, is reasonably likely to be consummated, and (b) if consummated would, based upon the written opinion of the Company’s financial advisor, result in a transaction that is more favorable to the Company’s stockholders, from a financial point of view, than the Offer and the Merger (after giving effect to all adjustments to the terms thereof which may be offered by Parent (including pursuant to Section 5.4(d)(ii)).

“Taxes” means any and all taxes, fees, levies, duties, tariffs, assessments, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including income, franchise, windfall or other profits, premium, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, estimated, withholding, ad valorem, stamp, recording, transfer, value-added, escheat or unclaimed property, environmental, gains tax and license, registration and documentation fees.

“Tax Return” means any report, return (including information return), claim for refund, election, estimated tax filing or declaration required to be supplied to any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Technology” means tangible embodiments of Intellectual Property Rights, whether in electronic, written or other media, including Software, technical documentation, specifications, designs, bills of material, build instructions, test reports, schematics, algorithms, application programming interfaces, user interfaces, routines, formulae, test vectors, IP cores, net lists, photomasks, databases, network configurations and architectures, lab notebooks, processes, prototypes, samples, studies, or other know-how and other works of authorship.

“Uncured Inaccuracy” with respect to a representation or warranty of a party to the Agreement as of a particular date shall be deemed to exist only if such representation or warranty shall be inaccurate as of such date as if such representation or warranty were made as of such date, and the inaccuracy in such representation or warranty shall not have been cured in all material respects since such date; provided, however, that if such representation or warranty by its terms speaks as of the date of the Agreement or as of another particular date, then there shall not be deemed to be an Uncured Inaccuracy in such representation or warranty unless such representation or warranty shall have been inaccurate as of the date of the Agreement or such other particular date, respectively, and the inaccuracy in such representation or warranty shall not have been cured in all material respects since such date.

8.5                               Terms Defined Elsewhere.  The following terms are defined elsewhere in this Agreement, as indicated below:

“Acceptance Time”	Section 1.3(a)

“Agreement”	Preamble

“Agreement Concerning Debenture”	Recitals

“Alternative Acquisition Agreement”	Section 5.4(d)(i)

“Bankruptcy and Equitable Exceptions”	Section 3.3(a)

“Certificate of Merger”	Section 1.5

“Certificates”	Section 2.2(b)

“Change of Board Recommendation”	Section 5.4(a)

“Closing”	Section 1.5

“Closing Date”	Section 1.5

“COBRA”	Section 5.8(a)

“Company”	Preamble

“Company Benefit Plan”	Section 3.12(a)

“Company Board”	Recitals

“Company Board Recommendation”	Recitals

“Company Bylaws”	Section 3.1(a)

“Company Certificate”	Section 3.1(a)

“Company Common Stock”	Section 3.2(a)

“Company Compensation Arrangement”	Section 3.13(f)

“Company Disclosure Schedule”	Article 3

“Company Employees”	Section 5.8(a)

“Company Financial Advisor”	Section 3.22

“Company Financial Statements”	Section 3.7(d)

“Company IP Contracts”	Section 3.17(g)

“Company Material Contract”	Section 3.14(a)

“Company Options”	Section 2.4(a)

“Company Permits”	Section 3.6(a)

“Company Representatives”	Section 5.3(a)

“Company SEC Documents”	Section 3.7(a)

“Company Stock Option Plans”	Section 2.4(a)

“Company Stockholder Approval”	Section 3.25

“Confidentiality Agreement”	Section 5.3(b)

“Continuing Directors”	Section 1.3(c)

“Cure Period Extension”	Section 1.1(e)

“D&O Insurance”	Section 5.9(c)

“DGCL”	Recitals

“Dissenting Shares”	Section 2.3

“Effective Time”	Section 1.5

“Employment Compensation Arrangement”	Section 3.13(f)

“ERISA”	Section 3.12(a)

“ERISA Affiliate”	Section 3.12(a)

“ESPP”	Section 2.5

“Exchange Act”	Section 1.1(a)

“Expense Reimbursement Amount”	Section 7.2(b)

“Expiration Date”	Section 1.1(d)

“Fairness Opinion”	Section 3.22

“Foreign Plans”	Section 3.12(j)

“GSP”	Recitals

“Inclusive Companies”	Section 3.16

“Independent Directors”	Section 3.13(f)

“Initial Expiration Date”	Section 1.1(d)

“Insurance Policies”	Section 3.19

“Lease Agreements”	Section 3.14(a)

“Leased Real Property”	Section 3.21(b)(i)

“License Agreements”	Section 3.14(a)

“Material Intellectual Property”	Section 3.17(b)

“Merger”	Recitals

“Merger Consideration”	Section 2.1(a)

“Minimum Condition”	Section 1.1(a)(i)

“Multiemployer Plan”	Section 3.12(f)

“Notice Period”	Section 5.4(d)(i)

“Offer”	Recitals

“Offer Documents”	Section 1.1(h)

“Offer Price”	Recitals

“Offer to Purchase”	Section 1.1(c)

“Outside Date”	Section 1.1(e)

“Parent”	Preamble

“Parent Benefit Plans”	Section 5.8(a)

“Parent Disclosure Schedule”	Article 4

“Parent Representatives”	Section 5.3(a)(i)

“Parent Subsidiary”	Section 4.3(b)

“Paying Agent”	Section 2.2(a)

“Promissory Note”	Section 1.8(a)

“Proxy Statement”	Section 1.6(a)

“Purchaser”	Preamble

“Purchaser Common Stock”	Section 2.1(c)

“Purchaser Expenses”	Section 7.2(b)

“Related Agreements”	Recitals

“Sarbanes-Oxley Act”	Section 3.7(a)

“Schedule 14D-9”	Section 1.2(a)

“Schedule TO”	Section 1.1(h)

“SEC”	Section 1.1(c)

“Section 16”	Section 5.12

“Shares”	Recitals

“Short Form Threshold”	Section 1.7

“Significant Customers”	Section 3.29

“Significant Suppliers”	Section 3.28

“Special Meeting”	Section 1.6(b)(i)

“Stock Option Payment”	Section 2.4(a)

“Support Agreements”	Recitals

“Surviving Corporation”	Section 1.4(a)

“Termination Fee”	Section 7.2(d)(i)

“Top-Up Closing”	Section 1.8(c)

“Top-Up Exercise Notice”	Section 1.8(c)

“Top-Up Notice Receipt”	Section 1.8(c)

“Top-Up Option”	Section 1.8(a)

“Top-Up Option Shares”	Section 1.8(a)

“Transfer Taxes”	Section 5.14(a)

“WARN Act”	Section 3.13(e)

8.6                               Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7                               Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

8.8           Entire Agreement.  This Agreement (together with the Parent Disclosure Schedule and Company Disclosure Schedule and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements, representations and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

8.9           Assignment.  The Agreement shall not be assigned by any party by operation of Law or otherwise without the prior written consent of the other parties, provided that Parent and the Purchaser may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or the Purchaser, as the case may be, of its obligations hereunder.

8.10         Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its respective successors and permitted assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.9, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.11         Mutual Drafting; Interpretation.  Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.  As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Annexes and Schedules to this Agreement.  All references in this Agreement to “$” are intended to refer to U.S. dollars.  Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

8.12         Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)           This Agreement, and all matters arising hereunder or in connection herewith, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of Laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)           Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in any such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12(c).

8.13         Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8.14         Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at Law or in equity.

8.15         Non-Recourse.  Any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against Persons that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein. No former, current or future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of the Company, Parent or the Purchaser or any of their respective affiliates shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the Company, Parent or the Purchaser under this Agreement or of or for any action, suit, arbitration, claim, litigation, investigation, or proceeding based on, in respect of, or by reason of, the transactions contemplated hereby (including the breach, termination or failure to consummate such transactions), in each case whether based on Contract, tort, strict liability, other Laws or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a party hereto or another Person or otherwise.

IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

IDEX CORPORATION

By:	/s/ Frank J. Notaro
a duly authorized signatory

NANO MERGER SUB, INC.

By:	/s/ Frank J. Notaro
a duly authorized signatory

MICROFLUIDICS INTERNATIONAL CORPORATION

By:	/s/ Michael C. Ferrara
a duly authorized signatory

Signature Page to Merger Agreement

ANNEX I

CONDITIONS TO THE OFFER

Notwithstanding any other provisions of the Offer and in addition to the Purchaser’s rights to extend, amend or terminate the Offer in accordance with the provisions of the Merger Agreement and applicable Law, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC including Rule 14e-1(c) promulgated under the Exchange Act, pay for any validly tendered Shares and may delay the acceptance for payment of or, subject to the restrictions referred to above, the payment for, any validly tendered Shares, if (a) the Minimum Condition shall not have been satisfied at the Expiration Date or (b) any of the following conditions exist or has occurred and is continuing at the Expiration Date:

(i)            there shall be pending or threatened in writing any suit, action or proceeding brought by any Governmental Entity of competent jurisdiction against Parent, the Purchaser, the Company or the Company Subsidiary, or otherwise in connection with the Offer or the Merger, (A) challenging the acquisition by Parent or the Purchaser of any Shares pursuant to the Offer or seeking to make illegal, restrain or prohibit the making or consummation of the Offer or the Merger, (B) seeking to prohibit or impose material limitations on the ability of Parent or the Purchaser, or otherwise to render Parent or the Purchaser unable, to accept for payment, pay for or purchase any or all of the Shares pursuant to the Offer, the Top-Up Option or the Merger, or seeking to require divestiture of any or all of the Shares to be purchased pursuant to the Offer, the Top-Up Option or in the Merger, (C) seeking to prohibit or impose any material limitations on the ownership or operation by Parent, the Company or any of their respective Subsidiaries, of all or any portion of the businesses or assets of Parent, the Company or any of their respective Subsidiaries as a result of or in connection with the Offer, the Merger or the other transactions contemplated by the Merger Agreement, or otherwise seeking to compel Parent, the Company or any of their respective Subsidiaries to divest, dispose of, license or hold separate any portion of the businesses or assets of Parent, the Company or any of their respective Subsidiaries as a result of or in connection with the Offer, the Merger or the other transactions contemplated by the Merger Agreement, (D) seeking to prohibit or impose material limitations on the ability of Parent or the Purchaser effectively to acquire, hold or exercise full rights of ownership of the Shares to be purchased pursuant to the Offer, upon exercise of the Top-Up Option or otherwise in the Merger, including the right to vote the Shares purchased by it on all matters properly presented to the stockholders of the Company, or (E) which otherwise would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(ii)           there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or which is deemed applicable pursuant to an authoritative interpretation by or on behalf of a Government Entity to the Offer, the Merger or any other transaction contemplated by the Merger Agreement, or any other action shall be taken by any Governmental Entity, that (x) is, in the reasonable judgment of Parent and the Purchaser, likely, individually or in the aggregate, to result, directly or indirectly, in any of the consequences referred to in clauses (A) through (E) of paragraph (i) above, or (y) has the effect of making the Offer, the Merger or any other transaction contemplated by the Merger Agreement

Annex I-1

illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the Merger or any other transaction contemplated by the Merger Agreement;

(iii)          (A) the representations and warranties of the Company contained in Sections 3.2, 3.3 and 3.7 of the Merger Agreement and the representations and warranties of the Company contained in the Merger Agreement subject to any qualification as to “materiality,” “Company Material Adverse Effect” or other qualification based upon the concept of materiality or similar phrase shall fail to be true and correct in all respects, as of the date of the Merger Agreement or as of the Expiration Date with the same force and effect as if made on and as of such date, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all respects as of such date or time), or (B) any other representation or warranty of the Company contained in the Merger Agreement shall fail to be true and correct in any material respect as of the date of the Merger Agreement or as of the Expiration Date with the same force and effect as if made on and as of such date, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time);

(iv)          the Company shall have breached or failed, in any material respect, to perform or to comply with any agreement or covenant to be performed or complied with by it under the Merger Agreement and such breach or failure shall not have been cured;

(v)           since the date of the Merger Agreement, any fact(s), change(s), event(s), development(s) or circumstance(s) have occurred, arisen or come into existence or become known to the Company, Parent or the Purchaser, or any worsening thereof, and which has had or would reasonably be expected to have, individually or in the aggregate with all other such fact(s), change(s), event(s), development(s) or circumstance(s), a Company Material Adverse Effect;

(vi)          the Purchaser shall have failed to receive a certificate of the Company, executed by the Chief Executive Officer and the Chief Accounting Officer of the Company, dated as of the Expiration Date, to the effect that the conditions set forth in paragraphs (iii), (iv) and (v) of this Annex I have not occurred as of the Expiration Date;

(vii)         the Agreement Concerning Debenture shall not be in full force and effect, GSP or the other parties thereto (other than Parent and the Purchaser) shall have breached or threatened to breach any material agreement or covenant to be performed or complied with by it thereunder, or in the reasonable judgment of Parent and the Purchaser, the Closing (as defined therein) is not likely to occur at the Acceptance Time, in each case other than as a result of any breach or threatened breach of the Agreement Concerning Debenture by Parent or the Purchaser;

(viii)        the Merger Agreement shall have been terminated in accordance with its terms; or

(ix)           the Purchaser shall have failed to receive, by at least three (3) Business Days prior to the Expiration Date, a certificate of the Company, executed by the Chief Executive Officer and the Chief Accounting Officer of the Company, setting forth their best estimate of the aggregate amount of the Company’s Expenses as of the Expiration Date.

Annex I-2

The foregoing conditions (including those set forth in clause (a) of the initial paragraph) are for the sole benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Parent or the Purchaser in whole or in part at any time and from time to time in their sole discretion, in each case subject to the terms of the Merger Agreement.  Any reference in this Annex I or the Merger Agreement to a condition or requirement being satisfied shall be deemed to be satisfied if such condition or requirement is so waived.  The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and the Purchaser to extend, terminate, amend and/or modify the Offer pursuant to the terms and conditions of the Merger Agreement.  The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

The capitalized terms used in this Annex I and not defined in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 10, 2011, by and among IDEX Corporation, Nano Merger Sub, Inc. and Microfluidics International Corporation.

Annex I-3

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MICROFLUIDICS INTERNATIONAL CORPORATION

The undersigned, for the purpose of amending and restating the Restated Certificate of Incorporation of Microfluidics International Corporation, a Delaware corporation (the “Corporation”), does hereby certify that:

1.     The date of the filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was May 6, 1983 under the name Biotechnology Development Corporation.

2.     This Amended and Restated Certificate of Incorporation has been duly adopted pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware.

3.     The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

ARTICLE I

NAME OF CORPORATION

The name of the Corporation is:

Microfluidics International Corporation

ARTICLE II
REGISTERED OFFICE

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle 19801.  The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE III
PURPOSE

The purposes of the Corporation are to engage in any lawful act or activities for which corporations may be organized under the General Corporation Law of the State of Delaware.

Exhibit A-1

ARTICLE IV
AUTHORIZED CAPITAL STOCK

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 100 shares of the par value of $1.00 each, all of which shall be common stock.

ARTICLE V
BOARD POWER REGARDING BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the Corporation.

ARTICLE VI
ELECTION OF DIRECTORS

Election of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

VII
CORPORATE POWER

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE VIII
LIABILITY

To the extent permitted by the General Corporation Law of the State of Delaware (or any statute succeeding such law), as such law now exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director occurring during the time this Article VIII is in effect.

Exhibit A-2

IN WITNESS WHEREOF, Microfluidics International Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on                       , 2011.

MICROFLUIDICS INTERNATIONAL CORPORATION

By:
Name:
Title:

Exhibit A-3